TRINITY CAPITAL CORPORATION
2009 • Proxy Statement • xxPages

April 10, 2009

Dear Shareholder:

On behalf of the Board of Directors and management of Trinity Capital Corporation, we cordially invite you to attend the Annual Meeting of Shareholders of Trinity Capital Corporation to be held at 6:00 p.m. on May 21, 2009, at the Hilltop House Hotel located at 400 Trinity Drive, Los Alamos, New Mexico. This Proxy Statement discusses the business to be conducted at the meeting. At the meeting we will report on 2008 operations and results as well as year-to-date results and the outlook for the year ahead.

The Board of Directors has nominated three persons to serve as Class III directors, each of whom is an incumbent director. We recommend you vote your shares “for” the director nominees. Trinity’s Audit Committee has selected, and we recommend that you vote “for” the ratification of Moss Adams, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009. The Board of Directors is also presenting for consideration an advisory resolution approving the compensation of Trinity’s Named Executive Officers.

As you have surely noted, we have again delivered your Annual Report and Proxy Statement via the Internet. We were pleased that our shareholders responded well to this change last year as we believe this means of delivery embraces our values of Innovation and Social Responsibility and will reduce waste as well as the costs associated with printing and mailing Trinity’s Annual Report and Proxy Statement. However, if you wish to receive a printed copy of these documents, please contact us and we will send one within three business days.

You may vote now on-line at www.lanb.com/tcc/annual.aspor you may wait until you receive a Proxy Card in the mail on or about April 20, 2009. Instructions for voting on-line are included on Page xxof this Proxy Statement. Under the Security and Exchange Commission’s regulations, we cannot send the Proxy Card with your Notice of Availability prior to 10 days following mailing of that Notice. If you do not receive a Proxy Card in the separate mailing, please contact us. To vote by mail, complete and sign the Proxy Card that will be mailed to you in a separate mailing on or about April 20, 2009 and mail it in the accompanying pre-addressed envelope.No postage is required if mailed in the United States. If you want to vote in person, please come to the meeting.

We look forward to seeing and visiting with you at the meeting.

Very truly yours,

Bill Enloe

President and Chief Executive Officer

Please vote on-line or sign and date your Proxy Card and return it in the accompanying envelope as promptly as possible, regardless of whether you plan to attend the meeting in person. We hope that you will be able to attend the meeting. If you do, you may vote your stock in person if you wish. You may revoke the Proxy Card at any time prior to its exercise.

Notice of Annual Meeting of Shareholders

to be held May 21, 2009

TIME:	6:00 p.m. on Thursday, May 21, 2009
PLACE:	Hilltop House Hotel
400 Trinity Drive
Los Alamos, New Mexico
ITEMS OF BUSINESS:	1. Election of three members to the Board of Directors;

2. Ratification of the appointment of Moss Adams, LLP as Trinity’s independent registered public accounting firm for the year ending December 31, 2009;

3. To consider and approve an advisory resolution approving the compensation of Trinity’s Named Executive Officers; and

4. The transaction of such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

RECORD DATE:	You can vote if you were a shareholder of record on March 16, 2009.
ANNUAL REPORT:	Trinity’s 2008 Annual Report is available on-line at www.lanb.com/tcc/annual.asp. If you wish to receive a physical copy of the Annual Report or this Proxy Statement, please contact us:

By Telephone at: (800) 525-9634 or (505) 662-1099

By E-Mail at:	tcc@lanb.com
By U.S. Mail at:	Trinity Capital Corporation
Stock Representative
Post Office Box 60
Los Alamos, New Mexico 87544
PROXY VOTING:

It is important that your shares are represented and voted at the Annual Meeting. You can vote your shares online or by completing and returning the Proxy Card sent to you. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in this Proxy Statement.

POSTPONEMENT:

In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.

Steve W. Wells

Secretary

April 10, 2009

TCC 2009 Proxy Statement.............................................................. Page 2

2009 Proxy Statement

This Proxy Statement is being furnished to shareholders of Trinity Capital Corporation, a New Mexico corporation (“Trinity”) with its principal executive offices located in Los Alamos, New Mexico, in connection with the solicitation by Trinity’s Board of Directors (“Board”) of proxies to be used at the 2009 Annual Meeting of Shareholders. The Annual Meeting will be held on May 21, 2009, at the Hilltop House Hotel located at 400 Trinity Drive, Los Alamos, New Mexico at 6:00 p.m., or at any adjournments or postponements of the meeting.

Trinity is a financial holding company which owns all of the common shares in Los Alamos National Bank, a national banking organization (“LANB”), and Title Guaranty & Insurance Company (“Title Guaranty”), a New Mexico corporation, and four special purpose business trusts, created for the sole purpose of issuing an aggregate of $37.1 million in trust preferred securities. LANB also has a subsidiary, TCC Advisors Corporation, a New Mexico Corporation and is a member in Cottonwood Technology Group, a New Mexico limited liability company.

Trinity’s Annual Report, including the consolidated financial statements for the year ended December 31, 2008, along with this Proxy Statement is first being made available to shareholders on or about April 10, 2009, via notice and electronic delivery. Physical copies of this Proxy Statement and Trinity’s Annual Report are available upon request.

Annual Meeting

Purpose of Annual Meeting. The Annual Meeting is held to allow shareholders to act upon the matters outlined in the Notice of Annual Meeting of Shareholders, including the election of directors, the ratification of Trinity’s independent registered public accounting firm and approval of an advisory (non-binding) resolution approving the compensation of Trinity’s Named Executive Officers. In addition, management will report on the 2008 and year-to-date performance of Trinity and respond to questions from shareholders.

Shareholders Entitled to Vote and Voting Rights. Shareholders of record as of the close of business on March 16, 2009, the record date for the Annual Meeting, will be entitled to vote their shares at the Annual Meeting. As of the record date, there were 6,448,548 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the shareholders at the Annual Meeting. Your Proxy Card(s) will state the number of shares held under each of your accounts. Trinity also has outstanding 35,539 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 1,777 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (all held by the United States Department of the Treasury). None of such shares of Preferred Stock are entitled to vote at the Annual Meeting.

How to Vote. Your vote is very important. If you are the record holder of your shares, you may vote either on-line, by mail or in person at the meeting. The following are instructions on how to vote using each of the mechanisms provided by Trinity.

Page 3.............................................................. TCC 2009 Proxy Statement

Voting On-line: You will receive a Notice of Availability on or about April 10, 2009 which will include an Instruction Page with the information necessary to vote on-line. You will receive one Instruction Page for each of your accounts. The information will also be contained on the Proxy Card you will receive in the mail on or about April 20, 2009. This information is designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

•	Please have this information available and go to: www.lanb.com/tcc/annual.asp.
•	Click on the words “Vote Here” and enter the Holder ID and Verification Code found on the Instruction Page or on your Proxy Card.
•

Please click on the radio buttons to select how you wish to vote on the electronic Proxy Card. When you have entered your vote on each of the three items, click once on the “Submit” button. You have then completed voting and will be taken back to the Annual Meeting webpage.

•	You may log on and vote at your convenience, 24 hours a day, 7 days a week. The deadline for voting on-line is 6:00 p.m. MST on May 21, 2008.
•	If you have multiple accounts, you must repeat the process for each account in order for each account to be voted.
•	If you vote on-line and do not wish to change your vote, please do not complete and return the Proxy Card.

Voting by Mail: You will receive a Proxy Card in the mail on or about April 20, 2009. If you do not receive a Proxy Card in the separate mailing, please contact us. Complete and sign the Proxy Card and mail it to Trinity in the accompanying pre-addressed envelope.No postage is required if mailed in the United States.

Voting in Person: If you want to vote in person, please come to the meeting.We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of your broker or fiduciary, you will need to arrange to obtain a legal proxy from your broker or fiduciary, as described below, in order to vote in person at the meeting. Even if you plan to attend the Annual Meeting, you should vote on-line or complete, sign and return your Proxy Card in advance of the Annual Meeting in case your plans change.

If you have multiple accounts reflected in Trinity’s stock transfer records and/or in accounts with brokers or fiduciaries, you will receive one Instruction Page in the Notice of Availability for on-line voting and one Proxy Card for each account. Please vote on-line for each account or complete, sign and return all Proxy Cards to ensure that all of your shares are voted.

If you indicate how you want your shares voted, they will be voted as instructed. If you submit an on-line proxy or sign and return your Proxy Card, but do not indicate your voting instructions, the shares represented by your Proxy Card will be voted “for” all three nominees named in this Proxy Statement, “for” the ratification of Trinity’s independent registered public accounting firm and “for” approval of the advisory resolution approving the compensation of Trinity’s Name Executive Officers and in accordance with the judgment of the proxy holders on any other matter properly brought before the meeting and any adjournments and postponements of the meeting.

TCC 2009 Proxy Statement.............................................................. Page 4

If your shares are held in the name of your broker or fiduciary (or what is usually referred to as “street name”) you should have received this Proxy Statement from your broker or fiduciary with instructions on how to direct that person or entity to vote your shares. It will then be your broker’s or fiduciary’s responsibility to vote your shares in the manner you direct. Please complete, sign and return the Proxy Card in the envelope provided by your broker or fiduciary. We encourage you to provide directions to your broker or fiduciary as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker or fiduciary gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

Director Nominees. The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted “for” substitute nominees. Proxies cannot be voted for more than three nominees. The Board has no reason to believe any nominee will be unable to stand for re-election.

Householding and Electronic Delivery. We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same residential address or post office box and last name, or are reasonably believed by us to be members of the same family, will receive only one copy of Trinity’s Notice of Availability and Annual Meeting, unless one or more of these shareholders notifies us that they wish to continue to receive individual copies. We have also adopted the electronic delivery of the Annual Report and this Proxy Statement. Shareholders may request physical copies of the Annual Report and Proxy Statement. Trinity will mail such requested physical copies within three (3) business days of the request. These procedures reduce Trinity’s printing costs and postage fees from mailings.

Shareholders who participate in householding and electronic delivery will receive separate Instruction Pages for on-line voting and Proxy Cards for each account under which they own shares. Additionally, householding and electronic delivery will not in any way affect dividend check mailings and deposits.

Contact Us. Please contact the Trinity Capital Corporation Stock Representatives, Ada Beth Carothers or Danette Clark, at: 1200 Trinity Drive, Post Office 60, Los Alamos, New Mexico 87544, (505) 662-1099, (505) 662-1036 or (800) 525-9634, or tcc@lanb.com, to make the following requests:

•	If you wish to receive physical copies of these reports for the current year and/or permanently (please specify);
•	If you currently receive multiple copies of materials and wish to receive only a single copy of these documents for your household;
•	If you currently receive one copy of materials and wish to receive separate copies and do not wish to participate in householding; or
•	If you need to change or correct your name, address or other information.

You may also find copies of these documents at www.lanb.com/tcc/annual.asp and all of Trinity’s filings on the SEC’s website through Trinity’s website: www.lanb.com/tcc/filings.asp.

Revocation of Proxies. You can revoke your proxy at any time prior to the Annual Meeting by: (i) voting on-line or by completing, signing and delivering a new Proxy Card; (ii) providing a written notice of revocation to Trinity prior to the Annual Meeting; or (iii) by voting in person at the Annual Meeting. If you vote in person, revoking a prior proxy, please inform the election judges of your revocation. If you hold your shares in the name of your broker or fiduciary, and desire to revoke your proxy, you will need to contact that person or entity to revoke your proxy.

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Required Vote.  A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the shareholder either:
•	is present in person at the meeting; or
•	has properly submitted a signed Proxy Card or other form of proxy.

On March 16, 2009, the record date, there were 6,448,548 shares of common stock issued and outstanding. Therefore, at least 3,224,275 shares need to be present in person or by proxy at the Annual Meeting. Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.

The following table sets forth the votes required for each item of business for the Annual Meeting:

Proposal 1: Election of Three Directors (Class III)

The three nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. This number is called a “plurality.” You may vote “for” or “withhold authority to vote for” each nominee for director. If you do not vote for a particular nominee, or you indicate “withhold authority to vote” for a particular nominee on your Proxy Card, your non-votes or withholding of authority and broker non-votes will not count as votes cast either for or against the nominee, but will count for purposes of determining whether or not a quorum is present on the matter.

Proposal 2: To Ratify the Appointment of Moss Adams, LLP as Trinity’s independent registered public accounting firm for the Fiscal Year Ending December 31, 2009.

Ratification of the appointment of Moss Adams, LLP as Trinity’s independent registered public accounting firm for Trinity’s fiscal year ending December 31, 2009 requires a majority of the votes cast in person or by proxy at the Annual Meeting be voted “FOR” this Proposal. You may vote “for,” “against,” or “abstain” on the ratification of Moss Adams. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal, but will count for purposes of determining whether or not a quorum is present on the matter.

Proposal 3: To Approve an advisory resolution approving the Compensation of Trinity’s Named Executive Officers

Approval of the advisory resolution approving the compensation of Trinity’s Named Executive Officers for Trinity’s fiscal year ending December 31, 2008 requires a majority of the votes cast in person or by proxy at the Annual Meeting to be voted “FOR” this resolution. You may vote “for,” “against,” or “abstain” on the resolution. Abstentions and broker non-votes will not be counted as votes cast either for or against the resolution, but will count for purposes of determining whether or not a quorum is present on the matter. This vote is advisory, meaning that it will not be binding upon Trinity. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

If possible, we will announce voting results at the meeting. The voting results will also be disclosed in Trinity’s Form 10-Q for the quarter ending June 30, 2009.

TCC 2009 Proxy Statement.............................................................. Page 6

How does the Board recommend that I vote? Trinity’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of Moss Adams, LLP as Trinity’s independent registered public accounting firm for 2009 and “FOR” the approval of the resolution approving the compensation of Trinity’s Named Executive Officers.

Cost of Proxy Solicitation. Trinity will bear the cost of soliciting proxies. In addition to solicitations by mail, Trinity’s officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

List of Shareholders. Pursuant to state law and the bylaws of Trinity, the names of the shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and the 10 days prior to the Annual Meeting, during regular business hours, at the Corporate Offices at: 1200 Trinity Drive, Third Floor, Los Alamos, New Mexico 87544.

Shareholder Account Maintenance. Should you find any errors or changes that should be made in your shareholder account information, please provide Trinity’s Stock Representatives, Ada Beth Carothers or Danette Clark, with a request for changes at:

By U.S. Mail: 1200 Trinity Drive, Los Alamos, New Mexico 87544

By E-mail: tcc@lanb.com

By Telephone: (800) 525-9634 or (505) 662-1099 or (505) 662-1036

Page 7.............................................................. TCC 2009 Proxy Statement

Security Ownership of Certain

Beneficial Owners, Directors and Management

The following table sets forth certain information with respect to the beneficial ownership of Trinity’s common stock as of March 16, 2009, by each person known by us to be the beneficial owner of more than 5% of Trinity’s outstanding common stock, by each Director or nominee, by each Executive Officer named in the summary compensation table which can be found later in this Proxy Statement and by all Directors and Executive Officers of Trinity as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of March 16, 2009. The address for the Trinity Capital Corporation Employee Stock Ownership Plan f/k/a Los Alamos National Bank Employee Stock Ownership Plan (“ESOP”) is 1200 Trinity Drive, Los Alamos, New Mexico 87544.

Beneficial Ownership
Name of Individual or Individuals in Group	Reporting Type	Beneficial Ownership	Percent of Class
Trinity Capital Corporation ESOP (1)	5% Shareholder	602,514	9.34%
George A. Cowan (2)	5% Shareholder	768,245	11.91%
William C. Enloe (3)	Director and Named Executive Officer	233,639	3.54%
Jeffrey F. Howell (4)	Director	7,028	*
Deborah U. Johnson (5)	Director	10,000	*
Jerry Kindsfather (6)	Director	124,700	1.93%
Arthur B. Montoya, Jr. (7)	Director	7,796	*
Lewis A. Muir (8)	Director	286,338	4.44%
Stanley D. Primak (9)	Director	8,866	*
Charles A. Slocomb (10)	Director	3,336	*
Steve W. Wells (11)	Director and Named Executive Officer	127,026	1.95%
Robert P. Worcester (12)	Director	8,888	*
Daniel R. Bartholomew (13)	Other Named Executive Officer	20,692	*
All directors and executive officers as a group (11 persons) (14)		838,309 12.59%

* Indicates that the individual or entity owns less than one percent of Trinity’s common stock.

(1)	Of the 602,514 shares held by Trinity’s ESOP, all are allocated or will be allocated in 2009 to the individual participants’ accounts,
(2)	Dr. Cowan’s shares are held by The Delle Foundation, a non-profit corporation controlled by Dr. Cowan and his spouse.

TCC 2009 Proxy Statement.............................................................. Page 8

(3)

Includes 24,350 shares over which Mr. Enloe shares voting and investment power with his spouse, 60,394 shares held by Mr. Enloe in Trinity’s ESOP and 148,895 shares available to Mr. Enloe through the exercise of options over which shares he has no voting power or investment power. All options which Mr. Enloe may exercise within 60 days of March 16, 2009 are included in his percentage of ownership.

(4)	Of the 7,028 shares held by Ms. Howell, 100 are held by her spouse.
(5)	Ms. Johnson shares voting and investment power in 8,200 shares with her spouse. The remaining 1,800 shares are held by Ms. Johnson in her individual retirement account.
(6)	Includes 114,292 shares, one-half of the 228,584 shares held by J&G Investments, in which Mr. Kindsfather is a 50% partner with shared voting and investment power.
(7)

Dr. Montoya shares voting and investment power in 7,496 shares with his spouse. The remaining 300 shares are held by the Arthur B. Montoya, Jr., DDS Profit Sharing Plan over which Dr. Montoya shares voting and investment power.

(8)

Includes 279,575 shares held in the Lewis and Janice Muir Revocable Trust, of which Mr. Muir and his spouse are the trustees and share voting and investment power, 1,105 shares over which Mr. Muir has sole voting and investment power and 5,658 shares over which his spouse has sole voting and investment power.

(9)

Includes 8,452 shares over which Mr. Primak shares voting and investment power with his spouse, 206 shares held in his individual retirement account and 208 shares held in the individual retirement account of his spouse.

(10)	Mr. Slocomb shares voting and investment power in such shares with his spouse.
(11)

Includes 44,828 shares Mr. Wells owns in Trinity’s ESOP, 12,705 shares held in his individual retirement account, 13,493 shares over which Mr. Wells has sole voting and investment power and 56,000 shares available to Mr. Wells through the exercise of options, over which shares he has no voting or investment power. This number includes 1,051 shares held by Mr. Wells’ spouse, obtained prior to marriage, to which he has disclaimed any beneficial ownership. All options which Mr. Wells may exercise within 60 days of March 16, 2009 are included in his percentage of ownership.

(12)	Mr. Worcester shares voting and investment power over such shares with his spouse.
(13)

Mr. Bartholomew owns 13,382 shares through Trinity’s ESOP, 10 shares over which Mr. Bartholomew shares voting and investment power with his wife and 300 shares owned by Mr. Bartholomew’s father and will transfer upon death to Mr. Bartholomew. Additionally, 7,000 shares are available to Mr. Bartholomew through the exercise of options, over which shares he has no voting or investment power. All options which Mr. Bartholomew may exercise within 60 days of March 16, 2009 are included in his percentage of ownership.

(14)

The total of all Directors and Executive Officers does not include George A. Cowan as he is no longer a Director but serves as a Director Emeritus and is the beneficial owner of more than 5% of Trinity’s outstanding common stock. The total percentage of ownership for all Directors and Executive Officers includes all options exercisable within 60 days by Trinity’s Named Executive Officers.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires that the directors, executive officers and persons who own more than 10% of Trinity’s common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are also required to furnish us with copies of all section 16(a) forms they file. Based solely on Trinity’s review of the copies of such forms furnished to us and, if appropriate, representations made by any reporting person concerning whether a Form 5 was required to be filed for 2008, we are not aware of any failures to comply with the filing requirements of Section 16(a) during 2008.

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Board of Directors and Corporate Governance

Trinity’s Board conducts its business through meetings of the Board and through the activities of its committees. The Board meets monthly and may schedule special meetings as needed. During 2008, Trinity’s Board held 12 meetings. Each of Trinity’s directors attended at least 75% of the total number of Board meetings held and meetings of the committees on which such directors served during 2008. It is Trinity’s policy that all directors shall attend the Annual Meetings, except in the event of illness or other unanticipated conflicts. All of the directors then serving attended Trinity’s 2008 Annual Meeting on May 15, 2008, with the exception of William C. Enloe, Deborah U. Johnson and Robert P. Worcester. The Board has determined to continue with a Board consisting of ten directors.

It is Trinity’s policy that the Board consists of a majority of independent directors. Each of Trinity’s directors, with the exception of Messrs. Enloe and Wells and Ms. Johnson, are deemed to be “independent” as defined in the rules and regulations of the NASDAQ Stock Market, Inc. (“Nasdaq”). Executive sessions of non-management directors can be requested at any committee or board of directors meeting and are held several times a year. Any non-management director can request an executive session be held at the conclusion of each Board Meeting. These sessions are chaired by Mr. Robert Worcester, Trinity’s Chairman of the Board.

The Board has established a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, among other committees. The table below provides membership and meeting information for each of these committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William C. Enloe [1]
Jeffrey F. Howell	X2	X	X
Deborah U. Johnson		X	X
Jerry Kindsfather		X
Arthur B. Montoya, Jr.	X		X2
Lewis A. Muir	X	X
Stanley D. Primak		X	X
Charles A. Slocomb	X	X
Steve W. Wells [1]
Robert P. Worcester	X	X2	X

Number of 2008 Committee Meetings	4	1	3

[1]	Messrs. Enloe and Wells are Executive Officers and as such are not members of the Board committees listed.

[2]	Committee Chair.

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            Audit Committee. The members of the Audit Committee are Ms. Howell (Chair) and Messrs. Montoya, Muir, Slocomb, and Worcester, each of whom served on the Committee in 2008 and will continue in 2009. Each member of the Committee is deemed to be “independent” as such term is defined by Nasdaq and the rules and regulations promulgated by the SEC. The Board has determined that Ms. Howell qualifies and has appointed her to serve as the “audit committee financial expert” as defined in the SEC’s rules and regulations. The Board based this decision on Ms. Howell’s extensive professional experience, as described in her biography on page 33 of this Proxy Statement.

The Audit Committee is responsible for the following:

▪

selection and retention of Trinity’s independent registered public accounting firm, approval of the services they will perform and review of the results, both with management and in executive session with the accounting firm;

▪	reviewing the performance of the independent registered public accountants;
▪

reviewing with management the systems of internal controls, including the adequacy and effectiveness of the systems of internal controls over financial reporting and any significant changes in internal controls over financial reporting, accounting practices and disclosure controls and procedures;

▪	reviewing annual and quarterly financial statements and other Company filings; and
▪	reviewing internal audit reports and associated controls.

The Committee has adopted a written charter which can be found on Trinity’s website at www.lanb.com/tcc/management.asp setting forth the Committee’s duties and functions.

Compensation Committee. The members of the Compensation Committee are Messrs. Worcester (Chair), Kindsfather, Muir, Primak and Slocomb, Ms. Johnson and Ms. Howell, each of whom served on the Committee in 2008 and will continue in 2009, with the exception of Ms. Johnson as a result of Ms. Johnson not being deemed to be independent and the new requirement as a participant in the Capital Purchase Program that all members must be independent. Each continuing member of the Committee is deemed to be “independent” as such term is defined by Nasdaq; all members of the Committee are deemed to be an “outside” director under Section 162(m) of the Internal Revenue Code of 1986, and a “non-employee” director pursuant to Section 16 of the Exchange Act. The Committee has adopted a written charter, which can be found on Trinity’s website at www.lanb.com/tcc/management.asp which sets forth the Committee’s duties and functions.

The Compensation Committee is responsible for the following:

▪	discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers;
▪	evaluating and making recommendations to the Board with regard to the compensation of directors; and
▪	reviewing the Compensation Discussion and Analysis and issuing the Compensation Committee Report for inclusion in Trinity’s Proxy Statement in accordance with all applicable rules and regulations.

Pursuant to its charter, the Compensation Committee may delegate authority to subcommittees and individual members of the Committee, where appropriate. However, the Committee cannot delegate its decision-making authority or its authority to make recommendations to the Board.

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As described in more depth in the Compensation Discussion and Analysis on Page xx herein, in accordance with the requirements under the U.S. Treasury’s Capital Purchase Program, Trinity’s Compensation Committee shall, within ninety days of March 27, 2009, undertake a risk assessment of all compensation plans and practices employed by Trinity to ensure they do not encourage unnecessary or excessive risk taking that would threaten the value of the company or encourage manipulation of reported earnings. Ms. Johnson will not remain a member of the Compensation Committee as the CPP rules require all members of the Compensation Committee to be Independent Directors.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Montoya (Chair), Worcester, Primak, Ms. Johnson and Ms. Howell each of whom served on the Committee in 2008 and will continue in 2009. Each member of the Committee is “independent” as such term is defined by Nasdaq and the rules and regulations promulgated by the SEC, with the exception of Ms. Johnson. The purpose of the Committee is to evaluate and recommend to the Board nominees for consideration by Trinity’s shareholders to serve as directors and to review and analyze the corporate governance policies and practices of Trinity, including Trinity’s Code of Business Conduct and Business Ethics which may be found on Trinity’s website at: www.lanb.com/tcc/management.asp. The Committee has adopted a written charter, which can be found on Trinity’s website at www.lanb.com/tcc/management.asp setting forth the Committee’s duties and functions.

Director Independence. Trinity annually examines the relationships with each director to determine whether that director can be considered “independent,” “outside,” and “non-employees.” These standards can be found on its website at www.lanb.com/tcc/ncgc.asp. This analysis is reviewed by the Nominating and Corporate Governance Committee and the full Board. All of Trinity’s non-employee directors, with the exception of Ms. Johnson, were deemed independent in 2008. Ms. Johnson’s employer, Rick Johnson & Company, Inc. (“RJC”), an advertising and marketing firm, received over 5% of its gross revenue in 2008 from Trinity, resulting in Ms. Johnson not considered “independent” under the Nasdaq rules.

Related Party Transactions. Trinity’s written Related Party Transaction Policy provides that all relationships between Trinity and any director, Named Executive Officer (“NEO”) or an entity related to a director or NEO, will be reviewed, approved or ratified by the Audit Committee of the Board, excluding loan transactions falling within the ordinary course of business exception for LANB. All transactions will be reviewed, regardless of type, when the transaction is anticipated to or actually meets or exceeds $120,000 in compensation to the director, NEO or an entity related to a director or NEO. The review will include the details of the relationship, including the nature of the relationship, the anticipated amount of compensation to be paid under the transaction, and, if possible, a comparison of market rates for similar products or services. The Audit Committee will consider the proposed relationship and either approve or deny the engagement. Additionally, the relationships with directors and their related entities will be reviewed each year as part of the determination of independence of each director and nominee. In the event that a relationship is entered into without prior approval of the Audit Committee, the Committee will be provided with detailed information regarding the relationship for ratification. If the Committee does not ratify the relationship, Trinity will terminate the relationship. Once a relationship has been created, Trinity will cause a request for proposals to be issued to the director, NEO or entity related to a director or NEO not less than every five years. This request will serve to ensure that Trinity is obtaining products and services on terms at least as favorable as if they were from an unrelated third party.

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As stated above, Trinity engaged the services of RJC, an advertising and marketing firm, in 2008. Deborah U. Johnson, a Trinity director, was a principal shareholder and officer of RJC. Under the terms of Trinity’s agreement with RJC, we paid RJC approximately $903,896 in 2008 for advertising and marketing services, which is over 5% of RJC’s annual gross revenue, resulting in Ms. Johnson not being considered an independent director under the Nasdaq rules. Trinity’s policy did not require review, approval or ratification of its relationship with RJC, as described above as this relationship was in existence prior to the adoption of its Related Party Transaction Policy. However, Trinity has followed its policy with regard to renewals and modifications in its relationship with RJC. Based upon a Request for Proposals issued during 2007, we believe that the quality and terms for the advertising and marketing services provided by RJC are similar to those we would find with an unrelated third party.

The types of transactions, relationships and arrangements that are considered in determining independence but are not disclosed as a related party transaction include, but are not limited to, borrowing relationships and business relationships. Trinity has no indebtedness transactions with its directors or NEOs. However, Trinity is a financial holding company which controls LANB, a national bank. LANB commonly enters into customary loan, deposit and associated relationships with its directors and executive officers, all of which are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All loans by LANB to Trinity’s directors and executive officers are subject to the regulations of the Office of the Comptroller of Currency. National banks are generally prohibited from making loans to its directors and executive officers at favorable rates or on terms not comparable to those available to the general public or other employees. LANB does not offer any preferential loans to Trinity’s directors or executive officers.

Communications with Directors. All communications to Trinity’s directors should be made in writing to: Trinity Capital Corporation, General Counsel, 1200 Trinity Drive, Post Office Box 60, Los Alamos, New Mexico 87544. Communications will be forwarded to the addressee and/or the appropriate committee chair or director. The General Counsel may summarize the contents of any communication prior to forwarding the message to its intended recipient. Directors may review a log of all communications received or request copies of any communications at any time. Concerns relating to accounting, internal controls and auditing matters will be promptly raised with Trinity’s internal auditors, if appropriate, and reported to the Audit Committee. Trinity’s communication policy is available on Trinity’s website at www.lanb.com/tcc/management.asp. Communications regarding concerns over the management or financial reporting of Trinity can also be addressed directly to the Audit Committee Chair through Trinity’s website at www.lanb.com/tcc/management.asp or by emailing auditchair@lanb.com.

Code of Business Conduct and Business Ethics. We have a Code of Business Conduct and Business Ethics (“Code”) in place that applies to all of Trinity’s directors, officers and employees, including Trinity’s Chief Executive Officer and Chief Financial Officer. Our Code requires ethical conduct at all times and conduct in accordance with all laws and regulations. The Code is posted on Trinity’s website at www.lanb.com/tcc/management.asp. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code by posting such information on our website. No waivers or amendments to Trinity’s Code were granted or made in 2008.

Indemnification. The shareholders approved an amendment to the Articles of Incorporation at the 2003 Annual Meeting restating the indemnification provided to Trinity’s directors. The Articles of Incorporation provide for indemnification of directors to the fullest extent permitted by New Mexico law. This indemnification is provided so that Trinity’s directors may undertake their duties without undue concern regarding their personal liability.

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Director Nominations, Qualifications and Procedures

Director Nominations and Qualifications. The Nominating and Corporate Governance Committee follows the procedures contained in Trinity’s bylaws and the nominating policies and procedures to identify, evaluate and select nominees for the Board of Directors. The Nominating and Corporate Governance Committee considers candidates suggested by the Board, management and shareholders. Existing directors whose terms will expire at the next Annual Meeting will automatically be evaluated unless that director expresses his or her intent not to stand for re-election.

After a new candidate for director is identified by the Board or nominated by a Shareholder, the Committee will compile the information required in Trinity’s bylaws and will make an initial determination whether to entertain the candidate based on information provided to the Committee, the directors’ own knowledge and any other inquiries made by the Committee. This preliminary determination is also based on Trinity’s Director Criteria, the current composition of the Board, the balance of management and independent directors, and the need for Audit Committee members or other expertise and any other factor deemed relevant by the Committee. If a candidate satisfies the initial review, the Committee will conduct an interview of the candidate. The Committee will also conduct interviews with all incumbent directors standing for re-election and review their independence, qualifications, conduct, background and areas of expertise. After conducting all interviews and evaluations, the Committee meets in closed-sessions to discuss each nominee and makes its recommendations to the Board. The Board will review the recommendations and make the final determination of which nominees will be presented for election.

In considering potential nominees to the Board, and when evaluating incumbent directors, the Nominating and Corporate Governance Committee shall seek to, among other things, promote collegiality among members of the Board, encourage directors to be active participants in the communities served by the Company and contribute to organizations located in such communities. The Board has adopted the following criteria for nominees to serve on Trinity’s Board:

i.	Each nominee should meet the minimum requirements for service on the Board contained in Trinity’s bylaws.
ii.

No nominee can be eligible for election or re-election as a director if at the time of election such person is 75 or more years of age, unless the nominee was over the age of 75 when the bylaws were amended on February 18, 2003.

iii.	Each nominee should possess the highest personal and professional ethics, integrity and values.
iv.

Each nominee should have, in the Nominating and Corporate Governance Committee’s opinion, a sufficient educational and professional background and have relevant past and current employment affiliations, board affiliations and experience for service on the Board.

v.	Each nominee should have demonstrated effective leadership and sound judgment in his or her professional life.
vi.	Each nominee should have a strong sense of service to the communities which Trinity and its subsidiaries serve.
vii.	Each nominee should have exemplary management and communication skills.

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viii.

Each nominee should be free of conflicts of interest that would prevent him or her from serving on the Board. For the purposes of this item, individuals who (a) have a borrowing relationship or (b) conduct business in the ordinary course with Trinity or any of its subsidiaries should not, solely because of such relationships, be deemed to have a “conflict of interest.”

ix.	Each nominee should be expected to ensure that other existing and future commitments do not materially interfere with his or her service as a director of Trinity.
x.	Each nominee should review and agree to meet the standards and duties set forth in Trinity’s Code of Business Conduct and Business Ethics.
xi.	Each nominee should be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

The “independence” of non-management nominees will also be taken into account so that at least a majority of the Board will be made up of directors who satisfy the independence standards set forth by Nasdaq and the rules and regulations of the SEC. The Committee has broad discretion to consider any additional factors it deems relevant to an assessment of a proposed nominee’s suitability for the Board. Information regarding the nominating policies and procedures, the director criteria and Trinity’s bylaws can be found on Trinity’s website at www.lanb.com/tcc/management.asp.

Trinity received no director nominations by shareholders for inclusion in this Proxy Statement.

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Compensation Discussion and Analysis

Overview. This Compensation Discussion and Analysis describes Trinity’s compensation philosophy and polices, as well as the compensation decisions made for 2008 as applicable to the Named Executive Officers (“NEOs”). This section explains the structure and rationale associated with each material element of the NEOs’ compensation, the rationale for the compensation determinations made by the Compensation Committee in 2008 and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.

Since the time of the Compensation Committee and Company decisions for 2008 and 2009, new restrictions have been imposed on the compensation of Trinity’s NEOs by the U.S. Department of the Treasury (“Treasury”) based upon Trinity’s participation in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”).

U.S. Treasury’s Capital Purchase Program. On March 27, 2009, Trinity accepted $35.5 million of capital made available under the CPP. As a result of Trinity’s participation in the CPP, Trinity agreed that, until such time as the Treasury ceases to own any debt or equity securities of Trinity acquired pursuant to the CPP (the “Participation Period”), Trinity will take all necessary actions to ensure that its compensation and benefit plans operate in compliance with Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as modified by the American Reinvestment and Recovery Act of 2009 (“ARRA”) (as described below and referred to as the “Compensation Restrictions”), and has agreed not to adopt any newbenefit plans with respect to, or which cover, those affected by the Compensation Restrictions and do not comply with the restrictions.

Additionally, in connection with the CPP transaction, each of the NEOs: (1) executed a waiver voluntarily waiving any claim against Treasury or Trinity for any changes to such individual’s compensation or benefits that are required to comply with the Compensation Restrictions to the extent that they apply to Trinity and the NEOs and acknowledging that the regulations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements as they relate to the Participation Period, and (2) entered into an Omnibus Compensation Amendment with Trinity amending the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements with respect to such NEO as may be necessary during the Participation Period, to comply with the Compensation Restrictions to the extent that they apply to Trinity and the NEOs. The provisions agreed to were as follows:

▪

Limit on “Golden Parachute” Payments. Trinity may be prohibited from making any “Golden Parachute” payments during the Participation Period. This prohibition may include any severance payment resulting from departure for any reason, except for payments for services performed or benefits accrued. Trinity may be prohibited from making such “Golden Parachute” payments to its NEOs and any of the next five most highly-compensated employees.

▪

Prohibition on Bonuses, Retention Awards and Other Incentive Compensation. Trinity may be prohibited from paying or accruing any bonus, retention award or incentive compensation to Trinity’s five most highly-compensated employees, which may or may not be Trinity’s NEOs, other than awards of long-term restricted stock that (1) do not fully vest during the Participation Period, (2) have a value not greater than one-third of the total annual compensation of the award recipient, and (3) are subject to such other restrictions as may be determined by Treasury.

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▪

Clawbacks. Trinity may be required to recover or (“clawback”) any bonus, retention award or incentive compensation paid during the Participation Period that is later found to have been based upon materially inaccurate financial statements or other materially inaccurate statements of performance. The clawback requirement applies to Trinity’s NEOs and the next twenty most highly-compensated employees.

In addition, certain requirements may be imposed upon Trinity under its participation in the CPP, including the following:

▪	Limited Deductible Compensation. During the Participation Period, Trinity is not permitted to take federal income tax deductions for compensation paid to any NEO in excess of $500,000 per year.
▪	Expense Policy. During the Participation Period, Trinity must implement and maintain an expense policy regarding excessive or luxury expenditures.
▪

Compensation Committee Composition and Meetings. During the Participation Period, Trinity’s Compensation Committee must be comprised of only independent directors. The Compensation Committee is required to meet at least semi-annually to undertake the Compensation Plan Reviews described below.

▪

Compensation Plan Reviews. The Compensation Committee is required to review Trinity’s compensation plans to ensure that they do not (1) encourage the NEOs to take unnecessary and excessive risks that threaten the value of Trinity, or (2) would encourage manipulation of Trinity’s reported earnings in order to enhance the compensation of any of its employees. Trinity’s Compensation Committee will undertake the initial Compensation Plan Reviews within 90 days of Trinity’s participation in the CPP.

▪

Related Party Transactions. During the Participation Period, Trinity may not enter into any transactions with related persons unless entered into on an arms-length basis and approved by the audit committee.

▪

Compliance with Additional Rules, Regulations and Guidance. Trinity must comply with all additional rules, regulation and guidance promulgated by the Treasury with respect to executive compensation, corporate governance, or our participation in the CPP.

▪

Certification of Compliance. The CEO and CFO must provide a written certification of compliance with the Compensation Restrictions in Trinity’s annual filings with the SEC. In addition. The Compensation Committee must provide within its Compensation Committee Report annually a statement that it has conducted the Compensation Plan Reviews.

Under the ARRA, additional regulations are to be promulgated by the Treasury implementing may of these restrictions and it is possible that following such regulations the Compensation Restrictions set forth above may be altered or may not apply to Trinity or the NEOs. The Omnibus Compensation Amendments entered into by the NEOs and Trinity, include an obligation to execute any additional documentation necessary to effect changes in compensation arrangements and plans resulting from the Compensation Committee review and any applicable statute, rules or regulations promulgated by Congress or the Treasury.

Trinity will comply fully with all applicable statutes, rules, regulations and guidance once they become available. The impact of the Compensation Restrictions and implementing regulations on the retention of Trinity’s existing, and the recruitment of future, NEOs cannot be assessed at this time. However, Trinity does expect the Compensation Restrictions to negatively impact both recruitment and retention of experienced and qualified executives.

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Compensation Philosophy and Objectives

Trinity’s compensation programs align with the Company’s culture, philosophy and strategy to provide long-term sustainable growth for its investors. In keeping with this strategy, Trinity’s compensation programs are focused on the following factors:

o	Reflect the qualifications, skills, experience and responsibilities of each NEO;
o	To attract and retain the most qualified, intelligent, honest and loyal employees by providing competitive compensation and benefits;
o

To provide each NEO with incentive and motivation to achieve superior job performance, deliver excellent customer service, and achieve his or her personal goals and contribute to the overall success of the organization; and

o	To encourage both generation of income and reduction of expenses by making all employees owners of Trinity.

We believe that Trinity’s employees are the key to our success as a company. As Trinity’s operations are located in geographic areas with lower than national unemployment rates and highly educated employee pools, Trinity’s compensation programs must be very competitive in order to attract and retain the highest quality employees. Compensation is awarded both on the basis of individual performance and Trinity’s success. NEOs share in many of the same compensatory programs as our other employees and many of these programs are shared in equal proportions by NEOs and employees, including our profit sharing program and the Employee Stock Ownership Plan (“ESOP”). These programs are employed to reward longevity and corporate performance, thereby aligning all of our employees’ interests with those of our shareholders. Trinity’s contributions to the ESOP and profit sharing are based upon its profitability. ESOP and profit sharing are awarded to all employees and NEOs as the same percentage of their base salary.

Compensation Factors and Committee Processes

General. Trinity’s NEOs’ base salaries are used to reflect individual performance, while short-term and long-term incentives are used to reflect corporate performance as well as to provide incentives for Trinity’s NEOs and other employees to continue the long-term profitability of Trinity. Trinity reviews the compensation practices for several peer groups, as discussed below, to ensure its compensation is competitive. Trinity does not use static performance criteria or measures, but instead looks at the complete picture of our returns in light of the market environment, competitors, economic conditions and other relevant factors that affect the profitability of Trinity. The Compensation Committee has discretion to take into account all factors and measures throughout the year, rather than certain items set at the beginning of the year which circumstances may have made less of a priority.

Corporate Performance. In establishing compensation for Trinity’s NEOs, the Compensation Committee weighs the financial and other performance indicators and levels of success desired and expected in assessing the performance of its NEOs. The financial indicators are based upon the budget created by management and approved by the Board and focus primarily on the returns for LANB, including return on average equity, asset growth, efficiency, net income, return on average assets and regulatory compliance. Trinity’s Compensation Committee sets the expectations of meeting or exceeding these goals, but takes into account other internal and external factors that influence the levels of success that can be achieved in the given year. Additionally, Trinity provides equal weighting to LANB’s customer satisfaction levels and employee satisfaction levels. Trinity’s goals are set as “stretch” goals which are not easily attainable. As a result, Trinity retains the flexibility and discretion to determine whether to reward its NEOs and to determine at what level based on corporate performance even if the measures contained in the budget are not fully met.

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Individual Performance. Included in the consideration of individual performance is the expertise, skill set and workload requirements for each position as well as the responsibilities resultant from being a public company. All employees of Trinity and its subsidiaries set individual goals each year that are in alignment with departmental goals which, in turn, align with corporate goals and strategies. The goals are set by the employees and are discussed with and approved by each employee’s supervisor. The focus in developing annual and long-term goals remains on the interests of Trinity’s three key stakeholders: excellence in customer service, employee satisfaction and investor returns. Goals for Trinity’s NEOs typically include reaching budget for financial measures, progress toward or achievement of Trinity’s strategic goals, meeting opportunities and challenges as they arise, personnel management and development, and community support and involvement.

Peer Comparison. Trinity’s Compensation Committee believes that the compensation paid to similarly situated executives should be a point of reference for measurement, but not the determinative factor in setting the compensation for Trinity’s NEOs. Recognizing the inherent difficulty in assessing and comparing compensation programs and awards, the Compensation Committee retains the discretion to determine the nature and extent of use of comparative compensation data.

In its 2008 compensation review, the Committee compared its compensation program to certain peer financial institutions. Data was provided by SNL Financial, Inc. regarding the 2007 reported compensation of NEOs for several peer sets of financial institutions, including: financial institutions by asset size, by geographic region, and by 2007 peer group (based on asset size and geography). The primary peer group used for 2008 included thirty-five (35) banking organizations with total assets ranging from slightly under $1 billion to $5.4 billion in assets primarily located within our region (the Southwestern and Western United States). The peer group was chosen because of the relative size in total assets and the geographic location. The Compensation Committee believes that the peer group is representative of the sector in which Trinity operates. From that analysis, the Committee concluded that its NEOs’ total compensation is generally below the median and average levels for its peers and its 2008 performance was generally above median and average levels.

Role of Management and Compensation Consultants. William C. Enloe, Trinity’s Chief Executive Officer (CEO), sets the salary and bonus for Mr. Wells and Mr. Bartholomew. Mr. Enloe receives input and recommendations from the Committee with regard to the salary and bonus for Mr. Wells. Mr. Enloe provides recommendations regarding the stock incentives awarded and on the amount of Trinity’s contributions into the ESOP, profit sharing and other bonus programs. Mr. Enloe plays no role in determining the form or amount of his own compensation and does not make recommendations with regard to director compensation. Mr. Bartholomew does not participate in discussions regarding the other NEOs’ compensation.

The Committee has the authority to, pursuant to its charter, and has engaged compensation consultants from time to time, as deemed appropriate. When such consultants are retained, they are contracted for, and the scope of the engagement, is established by the Committee. The Committee did not engage consultants with respect to its 2008 compensation of NEOs or directors.

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Elements of Compensation

General. Trinity balances the use of short- and long-term compensation, as well as, cash and non-cash compensation, to ensure its competitiveness, as well as to motivate employees to contribute to the profitability and sustainability of the company. Trinity’s compensation program includes the following elements which are available to all eligible employees: base salary, profit sharing, ESOP, discretionary performance bonuses, and benefits which include health insurance, life and disability insurance, flexible spending accounts, leave (vacation, sick and sabbatical), leave incentives, 401(k) Plan, health club memberships, education assistance, products and service discounts. Trinity pays commissions in limited circumstances. Trinity’s managers may award performance bonuses to select employees for extraordinary efforts. Trinity also pays a portion of the premiums for certain insurance plans and makes available other plans at the employee’s expense. In addition, Trinity has Stock Incentive and Deferred Income Plans for employees designated by the Board. Trinity recognizes and celebrates each employee’s anniversary with the grant of additional vacation hours at each anniversary, pins at 1, 3, 5, 10, 20, 25 and 30 years of service, four-week paid sabbaticals for every ten years of employment and special awards at 20, 25 and 30 years.

NEO compensation consists of base salary, benefits, profit sharing, ESOP contributions, ESOP top-heavy cash payments for salaries in excess of plan caps, discretionary performance bonuses and discretionary stock incentives. NEOs are eligible to participate in all benefits on an equal basis with all other employees. Mr. Enloe is also provided with a vehicle allowance for one-half of his car lease, insurance, maintenance, gas and expenses for this vehicle.

In its December 30, 2008 meeting, the Committee did contribute to Trinity’s profit sharing and ESOP in the amount of approximately 7% of pre-tax net income, in which programs the NEOs participated on the same basis as the other employees. These programs reward all employees for their efforts contributing to the profitability of Trinity. Additionally, the ESOP is the second-largest shareholder of Trinity, tying the financial interest of our employees to the interests of the shareholder in enhancing the value of Trinity’s stock.

At its January 27, 2009 meeting, prior to its decision to participate in the CPP and prior to the enactment of the legislation of the Compensation Restrictions, the Committee, with the agreement of management, determined that the NEOs would not receive any salary increases, performance bonuses or stock incentives. In making the determination, the Committee recognized that Trinity’s financial performance in 2008, while better than many peer and direct competitors, did not meet budgeted levels. In addition, due to the economic environment and challenges presented, the Committee determined that it would take a conservative approach to compensation. The Compensation Committee and management determined that such a short-term course was prudent and that the best interests of the shareholders was to hold executive compensation expense static. The Committee also provided that it would reconvene in July of 2009 to revisit the compensation of Trinity’s NEOs based upon the results of the first two quarters of 2009.

Base Salary. Salaries are established from year to year based primarily on individual performance as well as evaluation of market rates. Mr. Enloe’s salary is set annually by the Board, based on the recommendations of the Committee. Mr. Enloe sets, with the approval of the Committee and the Board, the salary for Mr. Wells and for Mr. Bartholomew.

As stated above, on January 27, 2009, the Board, with the agreement of management, determined that it would grant any NEOs’ salary increases. The Committee and Mr. Enloe stated that they would revisit the compensation of the NEOs in July 2009 and make an appropriate determination based upon the first two quarters of 2009.

On December 18, 2007, the Board approved a merit-based salary increase of 7% to Mr. Enloe, effective January 1, 2008, based upon his efforts toward achieving Trinity’s most

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profitable year, progress toward strategic directives, development of personnel and service to the community. On December 18, 2007, Mr. Wells received a salary increase of 6%, effective January 1, 2008, based upon his efforts in technology and information system goals, marketing directives, personnel management, progress toward strategic objectives and service to the community. Mr. Bartholomew received a salary increase on August 17, 2007 of 10%, effective August 20, 2007, to bring Mr. Bartholomew’s salary in line with our competitors based upon peer comparisons. On December 18, 2007, Mr. Bartholomew received a salary increase of 6%, effective January 1, 2008. Mr. Bartholomew’s salary increase was based upon his performance in the management of the Cashiers’ Department, financial reporting and controls, accomplishment of departmental goals and service to the community.

The NEOs’ base salaries constitute the majority of total compensation for each. In 2008, the base salary accounted for approximately: 84% of Mr. Enloe’s total compensation; 85% of Mr. Wells’ total compensation; and 88% of Mr. Bartholomew’s total compensation. The NEOs’ total compensation is based upon the total amount shown in the Summary Compensation Table on Page 23. The makeup of total compensation with the salary constituting the largest portion allows Trinity’s NEOs to strive to reach individual, department and corporate goals to grow Trinity’s profits, assets and returns on a consistent basis, without having conflicting incentives for year-to-year performance returns that may adversely affect long-term sustainable returns.

Short-Term Incentives.

Discretionary Performance Bonus. The Committee and the Board have the discretion to award Mr. Enloe a performance bonus, and Mr. Enloe has the discretion to award Mr. Wells and Mr. Bartholomew a performance bonus, based upon their individual and Trinity’s annual performance. The Board has traditionally retained bonuses as a smaller portion of total compensation as it believes management’s focus should be on long-term sustainability goals. In addition, the majority of Trinity’s NEOs’ receive short-term incentives through Trinity’s profit sharing and ESOP programs on the same basis as all other employees. Mr. Enloe, Mr. Wells and Mr. Bartholomew did not receive a performance bonus in 2008.

The Board did not use predetermined performance criteria in 2008 to determine the amount of performance bonus a NEO may be eligible for, but rather, reviewed Trinity’s performance as a guide and granted awards based on both the key measures and adaptation to events, whether anticipated or unanticipated. The Compensation Committee believes this approach allows for an effective compensation program for Trinity’s NEOs that is also in alignment with Trinity’s compensation philosophy, corporate strategy and corporate culture.

Profit Sharing and Employee Stock Ownership Plan. Short-term incentives are granted based upon Trinity’s performance. Trinity contributes to profit sharing based on its belief that sharing corporate profits is an effective motivating technique for employees. Trinity believes that sharing profits leads to employees who are more conscientious in reducing costs and increasing income and efficiency, thereby aligning their interests with those of our shareholders. Trinity firmly believes that employee/owners act differently than employees who do not have a personal stake in their company. Trinity pays into the ESOP in accordance with its culture of ownership and as a method for providing some retirement funds for its employees.

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All eligible hourly and salaried employees participate, on an equal basis, in Trinity’s ESOP and Trinity’s profit sharing. All eligible employees receive the same percentage of their base salary as compensation through these programs. Sixty percent of each eligible employee’s award is in the form of cash bonuses through the profit sharing and forty percent is contributed to their ESOP account. Full-time employees become eligible for ESOP participation the year following the completion of 1,000 hours of service. An employee’s ownership of his or her ESOP account currently vests incrementally over a period of six years. Full-time employees become eligible for profit sharing participation the year following the completion of 18 months of service. Trinity’s contribution to these programs is recommended by the Compensation Committee and determined by the full Board based on the profitability of Trinity and is fully discretionary.

Trinity’s NEOs participate in Trinity’s profit sharing and ESOP program on the same basis as all eligible employees. The Board determines, based on the Committee’s recommendation, the contribution amount, if any, each year based on Trinity’s performance. Trinity has granted approximately 7% of its pre-tax net income to these plans for each of the last eight years. Trinity’s ESOP program has top-heavy provisions that exclude an employee’s base salary in excess of $220,000. In 2008, the Board approved a top-heavy make-up cash payment to Trinity’s NEOs whose salaries are in excess of this amount so that they participate in the same percentage, although those funds are granted as a cash award in 2009. In 2008, Messers. Enloe and Wells received top-heavy make-up payments (based upon the 2007 ESOP contributions of 7% of pre-tax net income for that year) of $8,261. In 2008, the profit sharing and ESOP portion of Trinity’s NEOs’ compensation, including any top-heavy make-up payments paid in 2008 for 2007 contributions to the ESOP, constituted 4% of Mr. Enloe’s total compensation; 6% of Mr. Wells’ total compensation; and 4% of Mr. Bartholomew’s total compensation. The NEOs’ total compensation is based upon the total amount shown in the Summary Compensation Table on Page 23.

Long-Term Incentives.

General. Trinity has granted stock incentives to key employees, including its NEOs, as motivation to enhance the appreciation of Trinity’s stock price and returns and to reward their efforts through the long-term appreciation of Trinity’s stock price. While such grants have a minimal dilutive effect on the interests of existing shareholders, the Committee and the Board believe that aligning the senior leaders’ personal long-term interests with those of the shareholders outweighs this effect. The full benefit of the stock incentives are only realized upon the appreciation of Trinity’s stock price, providing an incentive for participants to create value for Trinity’s shareholders by delivering consistent and sustainable returns and equity in the Company.

Trinity Capital Corporation 2005 Stock Incentive Plan. The following is a brief description of the material terms of the 2005 Plan. The following summary is qualified in its entirety by reference to the full Plan which may be found as Appendix A to Trinity’s 2005 Proxy Statement.

o

A maximum of 500,000 shares of Trinity’s common stock are reserved for issuance. A maximum of 100,000 shares may be granted to an individual during any calendar year. Shares delivered will be authorized but unissued shares of Trinity common stock, treasury shares or shares purchased in the open market or otherwise.

o

In the event of recapitalizations, reclassifications or other specified events affecting Trinity or shares of Trinity’s common stock, appropriate and equitable adjustments may be made to the number and kind of shares of Trinity’s common stock available for grant, as well as to other maximum limitations under the 2005 Plan, and the number and kind of shares of Trinity common stock or other rights and prices under outstanding awards.

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o	The 2005 Plan is an “omnibus” stock plan that permits the Compensation Committee to utilize various types of equity-based awards.
o

The price of any stock option granted may not be less than the fair market value of Trinity’s common stock on the date the option is granted. The option price is payable in cash, shares of Trinity’s common stock, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee.

o	The 2005 Plan does not permit the repricing of options or stock appreciation rights (“SARs”) without the approval of shareholders or permit the granting of discounted options.
o

The 2005 Plan will have a term of ten years expiring on April 7, 2015, unless terminated earlier by the Board. The Board may at any time and from time to time and in any respect amend or modify the 2005 Plan. The Board may seek the approval of any amendment or modification by Trinity’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Internal Revenue Code, or another exchange or securities market or for any other purpose.

1998 Stock Option Plan. Awards granted prior to January 1, 2005 were issued under the 1998 Stock Option Plan. This Plan can be found as Exhibit 10.4 to Trinity’s Form 10 filed on April 30, 2003. Trinity no longer grants awards under the 1998 Plan although 17,000 shares are still authorized for issuance under this Plan. Stock Options to purchase 251,895 shares of Trinity common stock issued under the 1998 Plan were outstanding as of December 31, 2008.

Equity Awards. Mr. Enloe makes recommendations to the Board with regard to the amount and type of stock awards for all other employees. These recommendations are considered by the Committee which, in turn, provides its own recommendations for approval by the full Board. The Committee delegates administration of the awards to management. Trinity does not have a program, plan or practice to time equity awards to its executives in coordination with the release of material nonpublic information nor does Trinity time the release of material non-public information for the purpose of affecting the values of executive compensation. Trinity has not repriced any compensation awards, including stock incentive grants nor has it made any material modifications to these Plans or awards. Trinity typically determines grants of stock incentives near the end of each fiscal year and announces those awards as soon as practicable following the grant.

Trinity’s stock incentive awards have been priced at or above the market value of the stock based on the last reported sale price as of the date of grant which is also the date of approval, with the exception of the July 1998 stock option grant which was granted at $0.25 below the last reported sale price and the January 1, 2006 stock appreciation right grant which was approved on December 15, 2005 and granted at the closing market price as of December 31, 2005. Trinity set the SARs grant date on a date other than the approval date as the result of an accounting rule change that took affect on January 1, 2006 beneficial to Trinity. Trinity has awarded all stock option and SARs based on the last reported market price of Trinity’s stock on the option grant date, with the exception of the July 1998 and January 2006 grants as described above. Trinity has, with the exceptions noted above, and will in the future price all options and other equity awards at or above market price as of the actual grant date.

Page 23.............................................................. TCC 2009 Proxy Statement

Trinity has shifted from the grant of Non-Qualified Stock Options (NQSOs) to the grant of SARs beginning in 2006 due to several considerations. The Committee and the Board determined that the dilutive affect of such awards were reduced by the grant of SARs rather than NQSOs as fewer shares will be issued upon maturity, thereby benefitting Trinity’s shareholders. Additionally, the Committee and the Board considered the expense to exercise and pay taxes associated with NQSOs, thereby limiting the motivational effect on grantees. The Committee and the Board concluded that the grant of SARs, rather than NQSOs, better served the interests of both grantees and shareholders.

As discussed above, Trinity did not award any stock incentives to the NEOs in 2008. On January 16, 2007, Trinity awarded the following number of SARs: 18,000 to Mr. Enloe, 9,000 to Mr. Wells and 4,000 to Mr. Bartholomew with a grant price of $28.75, which was the last reported sale price on that date. On December 18, 2007, Trinity awarded the following number of SARs: 16,000 to Mr. Enloe, 8,000 to Mr. Wells and 4,000 to Mr. Bartholomew with a grant price of $25.00, which was the last reported sale price on that date. The SARs will settle upon the earlier of the following: (a) 5 year anniversary of the grant date; (b) date of the participant’s death; (c) the date of the participant’s disability, as defined under Section 409A of the Internal Revenue Code; (d) the later of the date of the participant’s termination of service as an employee or a director; or (e) a change of control, as permitted under Section 409A of the Internal Revenue Code.

TCC 2009 Proxy Statement.............................................................. Page 24

Compensation Committee Report

The report of the Compensation Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Trinity specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee reviewed and discussed Trinity’s Compensation Discussion and Analysis with management. The Committee also reviewed its composition and concluded that a majority of Directors serving on the Committee are independent pursuant to the standards promulgated by Nasdaq. The Committee has met and held discussions with management regarding the fair and complete presentation of Trinity’s compensation practices, policies and plans.

Based on the review and discussions, the Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis contained herein be included in Trinity’s Annual Report on Form 10-K for the year ended December 31, 2008 and Proxy Statement, for filing with the Securities and Exchange Commission.

The Compensation Committee:

Robert P. Worcester (Chair)

Deborah U. Johnson

Jerry Kindsfather

Lewis A. Muir

Stanley D. Primak

Charles A. Slocomb

Page 25.............................................................. TCC 2009 Proxy Statement

Executive Compensation

Named Executive Officers (“NEOs”). Trinity currently has three NEOs. These officers are: William C. Enloe, Chief Executive Officer and President of Trinity, Chief Executive Officer and Chairman of LANB and Chief Executive Officer and Chairman of Title Guaranty; Steve W. Wells, Secretary of Trinity and President and Chief Administrative Officer of LANB; and Daniel R. Bartholomew, Chief Financial Officer of Trinity and LANB. The following table contains the summary of compensation to Trinity’s NEOs from 2006 to 2008.

2008 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus [1]	Option Awards [2]	All Other Compensation [3]	Total
		($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
William C. Enloe, Chief Executive Officer of Trinity	2008	372,339	250	0	57,542	430,131
	2007	347,975	45,275	88,540	68,240	550,030
	2006	334,839	30,000	117,024	68,251	550,296
Steve W. Wells, President of LANB	2008	255,549	250	0	44,590	300,389
	2007	240,822	20,250	44,270	33,690	339,032
	2006	227,438	15,000	58,512	33,967	334,920
Daniel R. Bartholomew, Chief Financial Officer of Trinity	2008	149,248	0	0	20,532	169,780
	2007	132,475	7,000	24,916	17,074	181,465
	2006	117,600	7,000	18,931	17,213	160,508

(1)	Bonus consists of discretionary performance and other bonuses.
(2)

Amounts reported under this column include the value of option awards and stock appreciation rights granted for each of the years listed which were expensed under FASB 123R, with the expense amortized over the vesting period for each equity award. The assumptions used for these calculations are included in Note 12 to Trinity’s audited financial statements for the year ended December 31, 2007 and Note 12 to Trinity’s audited financial statements for the year ended December 31, 2006.

TCC 2009 Proxy Statement.............................................................. Page 26

Included in the above Summary Compensation Table is Other Compensation (Column i). The following table provides more detail on the compensation paid to Trinity’s NEOs in 2008 included in that column.

All Other Compensation Table
Name	Year	Perquisites and Other Personal Benefits	Profit Sharing	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans	Total ($)
		($)	($)		($)
William C. Enloe	2008	-	36,596	2,445	18,501	57,542
Steve W. Wells	2008	-	24,046	2,043	18,502	44,591
Daniel R. Bartholomew	2008	-	12,708	583	7,242	20,533

The Perquisites and Other Personal Benefits provided to Mr. Enloe includes vehicle insurance and associated expenses provided to Mr. Enloe by Trinity. Included in Insurance Premiums are health, life and disability insurance for our NEOs which are provided on the same terms to all employees. Company Contributions to Retirement and 401(k) Plans is constituted by contributions to the ESOP and ESOP top heavy contributions received by the NEOs in cash. Trinity provides a 401(k) Plan for its employees, including its NEOs, but does not make contributions to its employee’s 401(k) accounts.

Grants of Plan-Based Awards

One element of the compensation for Trinity’s NEOs is the granting of long-term stock incentives. All stock incentives are granted based on incentive plans approved by the shareholders. These include the 1998 Stock Option Plan and the Trinity Capital Corporation 2005 Stock Incentive Plan. Trinity did not grant any stock incentives to its NEOs in 2008.

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Outstanding Equity Awards at Fiscal-Year End

The table below depicts all equity awards outstanding as of the 2008 year-end.

2008 Outstanding Equity Awards at Fiscal Year-End Table
	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
William C. Enloe	0	16,000	$ 25.00	12/18/2012
	0	18,000	$ 28.75	1/16/2012
	0	28,000	$ 28.00	1/1/2011
	28,000	0	$ 30.50	8/16/2015
	28,000	0	$ 32.00	12/18/2013
	28,000	0	$ 22.00	12/19/2012
	28,000	0	$ 20.00	12/20/2011
	28,000	0	$ 20.00	12/14/2010
	8,895	0	$ 16.00	12/16/2009
Steve W. Wells	0	8,000	$ 25.00	12/18/2012
	0	9,000	$ 28.74	1/16/2012
	0	14,000	$ 28.00	1/1/2011
	14,000	0	$ 30.50	8/16/2015
	14,000	0	$ 32.00	12/18/2013
	14,000	0	$ 22.00	12/19/2012
	14,000	0	$ 20.00	12/20/2011
Daniel R. Bartholomew 0		4,000	$ 25.00	12/18/2012
	0	4,000	$ 28.75	1/16/2012
	0	7,000	$ 28.00	1/1/2011
	7,000	0	$ 30.50	12/16/2014

(1)	SARs vest on the fifth anniversary of the date of grant.
(2)	NQSOs vest in equal amounts over the first three years following grant and expire on the tenth anniversary of grant.

TCC 2009 Proxy Statement.............................................................. Page 28

Option Exercises and Stock Vested in 2008

The following table shows the number of shares of stock acquired through the exercise of options in 2008 and the value realized on exercise. The value realized on exercise is calculated by the difference of the option exercise price and the reported trade price as of the date of exercise multiplied by the number of shares exercised. The options exercised in 2008 were all Non-Qualified Stock Options issued under the 1998 Stock Option Plan and as such the value realized on exercise listed below is taxable as ordinary income to the grantee.

2008 Option Exercises and Stock Vested Table
Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
	(#)	($)
William C. Enloe	-	-
Steve W. Wells	14,000	107,800
Daniel R. Bartholomew	-	-

Employment Agreements

Trinity has entered into Employment Agreements with Mr. Enloe, President and Chief Executive Officer of Trinity, Chairman and Chief Executive Officer of LANB and Title Guaranty, and Mr. Wells, Secretary of Trinity and President and Chief Administrative Officer of LANB. Trinity entered into these agreements to provide certainty in the relationship between Trinity and these two key employees in relation to their positions, non-compete and non-solicitation agreements and change of control provisions. The key provisions to these agreements are discussed below in the Post-Employment Compensation section and are qualified in their entirety by reference to the full Employment Agreements, as modified, which may be found as Exhibits 10.11 and 10.12 to Trinity’s Form 10-K filed on March 16, 2007 and Amended on March 13, 2008, which Amendments may be found as Exhibits 10.11 and 10.12 to Trinity’s Form 10-K filed on March 17, 2008 and Amended by an Omnibus Compensation Amendment executed on March 24, 2009, the form of which Amendments may be found as Exhibit 10.3 to Trinity’s Form 8-K filed on March 27, 2009. In addition, Mr. Enloe and Mr. Wells have entered into a Waiver, the form of which may be found as Exhibit 10.2 to Trinity’s Form 8-k filed on March 27, 2008, waiving certain rights under the Employment Agreements and other benefit and compensation plans pursuant to the requirements for participation in the U.S. Treasury’s Capital Purchase Program.

Page 29.............................................................. TCC 2009 Proxy Statement

Trinity’s Employment Agreements contain non-compete, non-solicitation, non-disparagement and confidentiality provisions, equitable enforcement provisions, and dispute resolution provisions. These provisions were consideration to induce Trinity to enter into the agreements and thus, any benefit conferred by the agreements is conditioned on the honoring of these terms by the employee. Trinity’s Employment Agreements further precondition the receipt of any severance pay or other benefits upon the employee remaining available for consultation for a twelve month period following termination, not to exceed 100 hours and the release of any employment related claims. Trinity modified these Employment Agreements on March 24, 2009, through an Omnibus Amendment in order to comply with the provisions contained in Section 111 of the Emergency Economic Stabilization Act of 2008 (“ESSA”) as modified by the American Reinvestment and Recovery Act of 2009 (“ARRA”), as discussed in more detail in the Compensation Discussion and Analysis above. Trinity determined that it was appropriate to eliminate the non-compete provisions of those Employment Agreements in the limited circumstance that the employment of Mr. Enloe or Mr. Wells is terminated and said employee(s) are prohibited by law from receiving the severance provided in consideration for such non-competition provisions. The non-solicitation and non-disparagement provisions remain in full effect regardless of the receipt of severance or other benefits.

Trinity’s amendments to the Employment Agreements with Mr. Enloe and Mr. Wells on March 24, 2009, included the imposition of a provision that requires the adjustment or recovery of awards or payments upon restatement or other adjustment of relevant company performance. Thus, to the extent that such adjustment or recovery is required under applicable securities law, Section 111 of the EESA or other law, Trinity’s Employment Agreements with Mr. Enloe and Mr. Wells provide that they will make restitution.

Post-Employment Compensation

Trinity has various agreements which require payments be made to its NEOs upon termination or constructive termination. The following is a description of the applicable post-employment plans and benefits provided by Trinity through its employment plans and agreements to its NEOs. The amounts of any Post-Employment Compensation are based upon the 2008 base salary levels and the values for each element and the last reported trade price of Trinity’s stock as of December 31, 2008 ($21.75). These amounts are estimates of the amounts that would have been paid out to the NEOs upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from Trinity. However, due to Trinity’s participation in the CPP in March 2009, each NEO executed an Omnibus Compensation Amendment and Waiver that limits any severance payment or other benefits in accordance with the restrictions imposed under the TARP. The specific rules have not yet been issued by the Treasury and as such, the amounts to be paid upon termination of employment may change based upon any exclusions provided in the final rules.

Trinity does not have a Pension Benefits Plan nor have its employees used the Trinity Capital Corporation 2005 Deferred Income Plan. Trinity’s NEOs participate in Trinity’s ESOP, which is a qualified retirement plan, in the same manner as all other Trinity employees. All of Trinity’s NEOs are fully vested in the ESOP and would be entitled to distribution of their account balances upon termination for any reason. The value of the NEOs’ ESOP accounts are not included in the Post-Termination Payments below.

2008 Post - Termination Payments (as of December 31, 2008)

TCC 2009 Proxy Statement.............................................................. Page 30

Name	Payments upon Voluntary Termination ($)	Payments upon Termination Without Cause (without Change in Control) ($)	Payments upon Termination For Cause (without Change in Control) ($)	Payments upon Termination following Change in Control ($)	Payments upon Termination due to Death or Disability ($)

William C. Enloe	142,146	514,485	142,146	514,485	142,146
Steve W. Wells	24,500	280,049	24,500	280,049	24,500
Daniel R. Bartholomew	-	-	-	-	-

Page 31.............................................................. TCC 2009 Proxy Statement

The following provides more detail regarding the amounts reflected in the 2008 Post-Termination Payments (as of December 31, 2008) Table above. Some of the terms of the Employment Agreement have been amended by the Omnibus Compensation Amendment as discussed in more detail on Page xx of this Proxy Statement.

Payments upon Voluntary Termination	Payments upon Termination Without Cause (without Change in Control)

New Mexico is an “at will” employment state, and does not require severance payments upon voluntary termination in the absence of an agreement to the contrary. None of Trinity’s NEOs are entitled to payment of severance upon voluntary termination. Mr. Enloe and Mr. Wells are required to provide 60 days prior notice of their intent to terminate voluntarily under their Employment Agreements.

New Mexico is an “at will” employment state, and does not require severance payments for termination without cause in the absence of an agreement to the contrary. Pursuant to their Employment Agreements, Mr. Enloe and Mr. Wells are entitled to payment of severance in the amount of 12 months’ base salary upon termination without cause during the term of their Employment Agreements. Mr. Bartholomew is not entitled to any severance payments following termination without cause.

NQSOs granted under the 1998 Plan exercisable as of the date of voluntary termination must be exercised by the earliest of the specified expiration date or two years following the date of termination. All non-vested options are forfeited on the date of voluntary termination.

NQSOs granted under the 1998 Plan exercisable as of the date of termination without cause must be exercised by the earliest of the specified expiration date or two years following the date of termination. All non-vested options are forfeited on the date of termination without cause.

Under the 2005 Plan, employees who voluntarily terminate must exercise all vested NQSOs within 90 days following termination. NQSOs that are not yet vested are forfeited. Under the 2005 Plan, all SARs immediately vest and are settled as of the date of voluntary termination.

Under the 2005 Plan, employees who are terminated without cause must exercise all vested NQSOs within 90 days following termination. NQSOs that are not yet vested are forfeited. Under the 2005 Plan, all SARs immediately vest and are settled as of the date of termination without cause.

Payments upon Termination For Cause (without Change in Control)	Payments upon Termination Following a Change in Control

New Mexico is an “at will” employment state, and does not require severance payments upon termination for cause in the absence of an agreement to the contrary. None of Trinity’s NEOs are entitled to payment of severance upon termination for cause.

In the event that Messrs. Enloe or Wells are terminated within 12 months of a change of control, either with or without cause, each shall be entitled to a lump sum payment of 12 months salary (based upon his then-current rate). Should Messrs. Enloe or Wells be terminated for non-renewal of his employment Agreement within 6 months of a change of control, each shall be entitled to the change of control payments specified above. Should Messrs. Enloe or Wells terminate his employment due to a detrimental change within 24 months of a change of control, each shall be entitled to the change of control payments specified above. All change of control payments are limited in amount in order to comply with the Internal Revenue Code section 280G. Mr. Bartholomew is not entitled to any severance upon termination following a change in control.

NQSOs granted under the 1998 Plan exercisable as of the date of termination for cause must be exercised by the earliest of the specified expiration date or two years following the date of termination. All non-vested options are forfeited on the date of termination for cause.

The 1998 Plan provides that upon a change in control, all existing stock options immediately vest and are exercisable. The 1998 Plan also provides that the grantee must exercise all vested options by the earlier of the specified expiration date or the second anniversary of termination due to change in control.

Under the 2005 Plan, all NQSOs expire the day prior to termination when termination is for cause. SARs granted under the 2005 Plan are forfeited if termination is for cause

NQSOs granted under the 2005 Plan immediately vest and are exercisable upon a change in control, unless vesting is conditioned upon performance in which case certain percentages of the awards are vested and exercisable in accordance with the percentages of performance attained as more specifically provided in the 2005 Plan.

Under the 2005 Plan, all SARs immediately vest and are settled as of the date of termination due to a change in control.

TCC 2009 Proxy Statement.............................................................. Page 32

Payments upon Termination due to Disability	Payments upon Termination due to Death

New Mexico is an “at will” employment state, and does not require severance payments upon termination due to disability in the absence of an agreement to the contrary. None of Trinity’s NEOs are entitled to payment of severance upon termination due to disability.

New Mexico is an “at will” employment state, and does not require severance payments upon termination due to death in the absence of an agreement to the contrary. None of Trinity’s NEOs are entitled to payment of severance upon termination due to death.

NQSOs granted under the 1998 Plan exercisable as of the date of termination due to disability must be exercised by the earliest of the specified expiration date or two years following the date of termination. All non-vested options are forfeited on the date of termination due to disability.

NQSOs issued under the 1998 Plan exercisable as of the date of death must be exercised by the earlier of the specified expiration date or the first anniversary of the date of death. All non-vested options are forfeited on the date of death.

Under the 2005 Plan, all stock options exercisable as of the date of termination due to disability must be exercised by the earlier of the specified expiration date or the first anniversary of the date of termination due to disability. All non-vested options are forfeited. Under the 2005 Plan, all SARs immediately vest and are settled as of the date of termination due to disability.

Under the 2005 Plan, all stock options exercisable as of the date of a grantee’s death must be exercised by the earlier of the specified expiration date or the first anniversary of the date of death. All non-vested options are forfeited. Under the 2005 Plan, all SARs immediately vest and are settled as of the date of death.

Compensation Committee Interlocks and Insider Participation

During 2008, no NEO of Trinity served as (1) a member of a compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on Trinity’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on Trinity’s Compensation Committee or (3) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as director of Trinity. In addition, none of the members of the Compensation Committee (a) was an officer or employee of Trinity or any of its subsidiaries in 2008, (b) was formerly an officer or employee of Trinity or any of its subsidiaries, or (c) had any relationship requiring disclosure under “Certain Relationships and Related Transactions” found on Page xx of this Proxy Statement, with the exception of Ms. Johnson.

Page 33.............................................................. TCC 2009 Proxy Statement

Director Compensation

Trinity’s Board is composed of ten directors, eight of whom are non-employee directors. We also have one Director Emeritus. Trinity provides compensation to Trinity’s outside directors based on the service they provide to the Company. Trinity’s inside directors, William C. Enloe and Steve W. Wells, and Trinity’s Director Emeritus, George A. Cowan, are provided no compensation for their services as directors, but Trinity’s employed directors are compensated for their positions within Trinity as described above.

2008 Director Compensation
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Jeffrey F. Howell	21,000	-	21,000
Deborah U. Johnson	18,000	-	18,000
Jerry Kindsfather	18,000	-	18,000
Arthur B. Montoya, Jr.	18,000	-	18,000
Lewis A. Muir	18,000	-	18,000
Stanley D. Primak	19,800	-	19,800
Charles A. Slocomb	18,000	-	18,000
Robert P. Worcester	22,800	-	22,800
George A. Cowan	-	-	-

(1)	All Other Compensation consists of tax gross-ups and entertainment expenses incurred at Trinity’s Director Retreat. Trinity does not provide for the payment of any tax gross-ups to its NEOs.

All of Trinity’s directors are paid a retainer on a monthly basis for their service to Trinity and LANB. No compensation was paid to the directors of Title Guaranty. The monthly fee paid for service as a director of Trinity is $500 and the monthly fee paid for service as a director of LANB is $1,000. Trinity’s Chair and Vice-Chair are paid an additional fee per month of service. The Chair receives an additional $500 per month and the Vice-Chair receives an additional $300 per month. Committee Chairs are not paid additional fees.

Trinity does not have any stock ownership guidelines; however, each of its directors is required to comply with 12 U.S.C. Section 72 which requires its directors to own a minimum of $1,000 in Trinity’s stock. Each of Trinity’s directors owns in excess of $1,000 worth of Trinity’s stock. See “Security Ownership of Certain Beneficial Owners, Directors and Management” table on page 7 for further information.

TCC 2009 Proxy Statement.............................................................. Page 34

Audit Committee Report

The report of the Audit Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Trinity specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Committee obtained from Moss Adams a formal written statement describing all relationships between Moss Adams, LLP (“Moss Adams”) and Trinity that might bear on the independent registered public accounting firm’s independence consistent the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee discussed with the independent registered accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the firm’s independence. The Committee also reviewed its composition and concluded that all directors serving on the Committee are independent pursuant to the standards promulgated by Nasdaq.

The Committee has met and held discussions with management and Moss Adams regarding the fair and complete presentation of Trinity’s results and the assessment of the quality and adequacy of Trinity’s internal control over financial reporting. The Committee reviewed and discussed Trinity’s policies with respect to risk assessment and risk management.

The Committee discussed with Trinity’s internal auditor and Moss Adams the overall identification of audit risks, scope and plans for their respective audits. The Committee met with the internal auditor and Moss Adams, with and without management present, to discuss the results of their examinations, the evaluations of Trinity’s internal controls, and the overall quality of Trinity’s financial reporting.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication with those Charged with Governance,” as amended.

The Audit Committee has reviewed and discussed Trinity’s audited financial statements for the year ended December 31, 2008 with Trinity’s management, Trinity’s internal auditors and Moss Adams, Trinity’s independent registered public accounting firm. The Committee discussed with Moss Adams the matters required to be discussed by Statement on Accounting Standards 61 (Communication with Audit Committees). Management has the responsibility for the preparation of Trinity’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements in accordance with the standards of the Public Company Accounting Oversight Board.

Based on the review and discussions with management and Moss Adams, the Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Trinity’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed the independent registered public accounting firm, Moss Adams, LLP, and the Board of Directors concurred in such reappointment.

Page 35.............................................................. TCC 2009 Proxy Statement

The Audit Committee:

Jeffrey F. Howell, Chair

Lewis A. Muir

Arthur B. Montoya, Jr.

Charles A. Slocomb

Robert P. Worcester

TCC 2009 Proxy Statement.............................................................. Page 36

Item I

Election of Directors

The Board is divided into three classes of directors, each of whom serve for a three-year term or until his or her successor is elected. Three Class III directors will be elected at the 2009 Annual Meeting to serve for a three-year term expiring in 2012.

The following table contains certain information with respect to each person who has been nominated for election as a director or will continue as a director, including the year each became a director of Trinity and his or her positions with us. The table also indicates the class and date each director’s current or proposed term will expire.

2009 Director Nominees

Name	Director Since	Positions with Trinity	Class/Term
Jeffrey F. Howell	2002	Audit Committee Chair and Director of Trinity; Audit Committee Chair and Director of Los Alamos National Bank	Class III (expires 2012)
Arthur B. Montoya, Jr.	2001	Nominating and Corporate Governance Committee Chair and Director of Trinity and Los Alamos National Bank	Class III (expires 2012)
Stanley D. Primak	2001	Vice Chairman of the Board and Director of Trinity and Los Alamos National Bank	Class III (expires 2012)

The Board of Directors unanimously recommends that you vote “FOR” all nominees.

Page 37.............................................................. TCC 2009 Proxy Statement

Continuing Directors

Name	Director Since	Positions with Trinity	Class/Term
William C. Enloe	1978

President, Chief Executive Officer and Director of Trinity; Chairman of the Board and Chief Executive Officer of Los Alamos National Bank; Director, Chairman of the Board and Chief Executive Officer of Title Guaranty & Insurance Company

			Class I (expires 2010)
Deborah U. Johnson	2001	Director of Trinity and Los Alamos National Bank	Class I (expires 2010)
Jerry Kindsfather	1984	Director of Trinity, Los Alamos National Bank and Title Guaranty & Insurance Company	Class II (expires 2011)
Lewis A. Muir	1990	Director of Trinity; Secretary and Director of Los Alamos National Bank	Class I (expires 2010)
Charles A. Slocomb	1999	Director of Trinity and Los Alamos National Bank	Class I (expires 2010)
Steve W. Wells	1985	Director and Secretary of Trinity; President, Chief Administrative Officer and Director of Los Alamos National Bank; Director of Title Guaranty & Insurance Company	Class II (expires 2011)
Robert P. Worcester	1995	Chairman of the Board, Compensation Committee Chair, Director of Trinity; Director of Los Alamos National Bank	Class II (expires 2011)

There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of Trinity’s nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board or executive officer is related to any other nominee, member of the Board or executive officer. No nominee or director is a director of another “public corporation” (i.e. subject to the reporting requirements of the Exchange Act) or of any investment company. We have no knowledge that any nominee will refuse or be unable to serve, but if any of the nominees are unavailable for election the holders of the proxies reserve the right to vote for substitute nominees proposed by the Board.

TCC 2009 Proxy Statement.............................................................. Page 38

The business experience for each of the nominees and continuing directors is as follows:

Nominees for Director in 2009

Jeffrey Howell. Ms. Howell, age 56, has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2002 and was Chairman of the Board of Trinity from 2004 to 2008. She is the Chair of the Audit Committee and serves as the audit committee financial expert. Ms. Howell is also a member of the Board’s Loan and Funds Management Committees. She is President and Chief Executive Officer of Howell Fuel and Lumber Company, Inc., headquartered in Wallkill, New York. She was the founder and managing Director of Howell Meyers Associates from 1997 to 2001, was employed in various capacities at Harvard University from 1985 to 1991, including as Associate Director for Administration at Harvard College Observatory and Assistant Dean for Financial Operations in the Faculty of Arts and Sciences. She was an accountant in the Emerging Business Systems Group at Coopers & Lybrand from 1982 to1984 after having received her Masters of Business Administration from Yale University. She is also a member of the Board of Directors of the Los Alamos National Laboratory Foundation for which she is the immediate Past President, member of the Board of Directors of The Delle Foundation, membership chair of the League of Women Voters of Los Alamos, a member of Rotary International and the J. R. Oppenheimer Memorial Committee and a past Dog Handler and Search and Rescue volunteer for the K-9 Unit of the Pajarito Ski Patrol.

Arthur B. Montoya, Jr., DDS. Dr. Montoya, age 45, has served as a member of the Board of Directors of Trinity and Los Alamos National Bank since 2001. He is Chair of the Board’s Nominating and Corporate Governance Committee and is a member of the Board’s Audit and Loan Committees. Dr. Montoya runs a successful dental practice in Los Alamos, New Mexico. He also serves as a member of the Board of Directors of the Los Alamos Girls Basketball League, has been on the Pajarito Home Owners Association Board of Directors and is a past Chairman, taught religious education at Immaculate Heart of Mary Catholic Church, is a past Chairman and member of the Board of Directors of the Los Alamos Chamber of Commerce, a past Chairman and member of the Board of Directors for the Los Alamos Medical Center, is active in the Northern New Mexico Interdisciplinary Study Club, is a Los Alamos Girls Basketball coach and is a volunteer for the Los Alamos Fusion Volleyball Club.

Stanley D. Primak. Mr. Primak, age 58, has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2001 and Vice Chairman of the Board of Directors since 2008. He is also a member of the Board’s Loan, Compensation and Nominating and Corporate Governance Committees. Mr. Primak is Vice President of Primak Builders, Inc., a residential construction company in Los Alamos, New Mexico, a position he has held since 1996, and is Vice-President of Tranquillo Partners, a residential construction and real estate management company. He is also a member of the Board of Directors and Chairman for of the Los Alamos Commerce and Development Corporation, a member of the Los Alamos County Personnel Board, a member of the League of Women Voters and is President of the Los Alamos Chamber of Commerce. Mr. Primak is also a member of the Green Builders Association, the Santa Fe Area Homebuilders Association and the New Mexico Homebuilders Association. Mr. Primak also serves on the Design and Build Committee for the Habitat for Humanity for Los Alamos and Rio Arriba Counties. Mr. Primak took the lead and served as the Project Manager for LANB’s Habitat for Humanity House in Espanola, New Mexico in 2008.

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Directors whose Terms Expire in 2010

William C. Enloe. Mr. Enloe, age 60, has served as President and Chief Executive Officer of Trinity since 1979. He is a member of the Board’s Loan, Funds Management, Technology, Trust and Strategic Planning Committees. Mr. Enloe has also served as the Chairman and Chief Executive Officer of Los Alamos National Bank since 1994. Mr. Enloe has been employed by Los Alamos National Bank since 1971 and served as the President and Chief Executive Officer from 1978-1994; Vice President from 1975-1978; Cashier from 1973-1975; and as a Loan Officer from 1971-1973. Additionally, he has served as Chief Executive Officer and Chairman of the Board of Title Guaranty since May 2000 and TCC Advisors since its creation in February 2006. In addition to his service to Trinity, Mr. Enloe is committed to New Mexico charities and economic development efforts. Mr. Enloe is the Chair of the Los Alamos Economic Development Land Use Committee, and serves as a member on the Board of the LANS Venture Acceleration Fund Review Panel (RAB), and the Los Alamos Economic Development Corporation. Additionally, he serves as a member of the Boards of Directors of the Santa Fe Institute, the Delle Foundation, Los Alamos Technical Associates, Inc. and is also a managing member of KKSE, LLC. In 2008, Mr. Enloe was appointed to serve as a director for the Federal Reserve Board in Denver.

Deborah U. Johnson. Ms. Johnson, age 57, has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2001. She has also served as Strategic Planning Committee Chair since 2002 and is a member of the Nominating and Corporate Governance, Compensation and Trust Committees. Ms. Johnson is the Chairman and Director of Rick Johnson & Company, Inc., an advertising and marketing firm headquartered in Albuquerque, New Mexico. Ms. Johnson is the New Mexico member on the Federal Reserve Bank of Kansas City’s Tenth District Economic Advisory Council. Very active in the business community in Albuquerque, Ms. Johnson serves as Director for the Albuquerque Economic Development Committee (Chairman 2002 and 2003), and has served on the University of New Mexico Anderson Schools of Management (Chairman 1999), the New Mexico Better Business Bureau (Chairman 1999), and the Central New Mexico Susan G. Komen Foundation (Chairman 2001), and the United Way Women’s Leadership Council. Ms. Johnson has a long history of commitment to the business community as well as charitable organizations in New Mexico and has served as, among other positions, a Director of the New Mexico Association of Commerce and Industry, Quality New Mexico and the Governor’s Business Executives for Education. Ms. Johnson is past chairman of Affiliated Advertising Agencies International, and has received numerous professional awards including “Female Executive of the Year” by the New Mexico Chapter, National Association of Female Executives; “Top 100 Power Broker” by New Mexico Business Weekly; “Woman on the Move,” 1996 and “New Mexico of Vision,” 2004, by the YWCA; “Top 25 Women Business Owners” by New Mexico Woman Magazine; “Maxie Anderson Small Business Award” by the Greater Albuquerque Chamber of Commerce, 1999; and The “ZIA” Achievement Award from the University of New Mexico. The New Mexico Business Weekly named her one of the state’s ten “Most Influential Women.”

Lewis A. Muir. Mr. Muir, age 76, has been a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1990 and was the Audit Committee Chair from 1999 to 2003. He is a member of the Board’s Loan, Funds Management, Compensation, Audit, and Strategic Planning Committees. Mr. Muir also serves as President and a member of the Board of Directors of Universal Properties, and is a member of the Los Alamos Chamber of Commerce where he was a past ex officio member of the Board of Directors. He was also a member of the Board of Directors of the Maternal Child Health Council. Mr. Muir has been extensively involved in Los Alamos County government for many years, serving as a member of the Council of the Incorporated County of Los Alamos from 1993 to 2003, as a member of the Board of Directors and as Treasurer of the New Mexico Association of Counties from 1993 to 2003. Mr. Muir is a current member and past President of the Los Alamos Rotary Club. He is a former member of the Board of Directors and past President of the Los Alamos Retirement Center. Mr. Muir serves as a Consultant Pharmacist for the Los Alamos County Detention Center, the Los Alamos Endoscopy Center and works part-time at the Los Alamos Medical Center Pharmacy.

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Charles A. Slocomb. Mr. Slocomb, age 62, has been a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1999. Mr. Slocomb is a member of the Board’s Technology, Trust and Audit Committees. He retired from the Los Alamos National Laboratory in August of 2004 and accepted a job with SAIC as a consulting employee in November 2004. He held various management positions at the Laboratory, including Project Director, Division Director and Group Leader. He also serves as a member of the Board of Directors of Laguna Vista Land Owners Association and as a volunteer firefighter for the Laguna Vista Volunteer Fire Department. He and his wife, Connie, live in Santa Fe, New Mexico.

Directors Whose Terms Expire in 2011

Jerry Kindsfather. Mr. Kindsfather, age 59, served as the Chairman of the Board of Directors of Trinity from 2000 to 2004. Mr. Kindsfather has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1984 and as a member of the Board of Directors of Title Guaranty & Insurance Company since May 2000. He is also a member of the Audit, Compensation, Trust, Strategic Planning, Loan and Funds Management Committees. Mr. Kindsfather retired in November 2003 after serving as the President of AKC, Inc. since 1970 and as co-owner of Ed’s Foods, a retail grocery store located in Los Alamos, New Mexico, since 1970. Mr. Kindsfather is a partner in J&G Investments and is a managing member of KKSE, LLC.

Steve W. Wells.Mr. Wells, age 53, has served as President and Chief Administrative Officer of Los Alamos National Bank since 1994. He has served on the Boards of Directors of Los Alamos National Bank and Trinity since 1986, as Trinity’s Secretary since 1986 and as a member of the Board of Directors of Title Guaranty since May 2000. He is also a member of the Board’s Loan, Funds Management, Technology, Trust and Strategic Planning Committees. Mr. Wells has been employed by Los Alamos National Bank since 1985 and previously held the position of Executive Vice President from 1985 to 1994. He is currently a member of the Boards of Directors and President of Los Alamos Public Schools Foundation, and a member of the Boards of Directors of Los Alamos Family YMCA, the Los Alamos Medical Center, and the New Mexico Bankers Association.

Robert P. Worcester. Mr. Worcester, age 62, has been a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1995 and has served as the Chairman of the Board of Directors since 2008. Mr. Worcester served as the Vice Chairman of the Board from 2004 to 2008. Mr. Worcester is also the Chair of the Compensation Committee. He is a member of the Audit, Trust and Strategic Planning Committees. He has been the President and a 50% shareholder of Worcester & McKay, P.C. since 1993, where he is a practicing attorney, and is a member of Worcester & McKay, LLC. Mr. Worcester has been recognized by “The Best Lawyers in America” for the last 15 years and has been recently recognized by “Outstanding Lawyers in America” and in “Super Lawyers of the Southwest.” He is also a Fellow of the American College of Trust and Estate Counsel. He serves as the President of the Georgia O’Keefe Foundation. In addition, Mr. Worcester serves as a member of the Board of Directors and President of the Santa Fe Art Foundation, as a member of the Board of Directors and as President of the John Bourne Foundation, as a member of the Board of Directors and Secretary of the Allan Houser Foundation, as a member of the Board of Directors and Secretary of the Veritas Foundation and as a member of the Council of Benefactors of the Santa Fe Community Foundation, as a member of the Endowment Committee of St. Michael’s High School and as a member of the Council on International Relations.

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Director Emeritus

George A. Cowan. Dr. Cowan, age 89, Director Emeritus served as a member of the Board of Directors of Trinity since its formation in 1975 to 2006 and was been a director of Los Alamos National Bank from 1963 to 2006. Dr. Cowan resigned at the end of his term in May 2006. Dr. Cowan was Chairman of the Board of Trinity from 1977 to 1995 and of Los Alamos National Bank from 1965 to 1994. In 1988, he retired from Los Alamos National Laboratory after 40 years of service, over which period he was employed as a staff member, Associate Director for Research and Senior Fellow. Dr. Cowan continues to serve as a Senior Fellow Emeritus to the Laboratory and was awarded the Los Alamos National Laboratory Medal in 2002. He served as a member of the White House Science Council under President Reagan from 1982 to 1985. Dr. Cowan is the founding member of the Santa Fe Institute, serving as its President from 1984 to 1991. He continues to serve on the Board of Directors as a Lifetime Director Emeritus and is a Distinguished Fellow of the Institute. He also served as a member of the Board of Directors of Los Alamos National Laboratory Foundation and serves as a member of the Advisory Board for the Center for Neural Basis of Cognition. Dr. Cowan was awarded a Presidential Citation from the Department of Energy in 1990, the New Mexico Academy of Science Distinguished Scientist Award in 1975, the Robert H. Goddard Award in 1984, the E.O. Lawrence Award in 1965 and the Enrico Fermi Prize in 1991 for contributions during his career as a nuclear scientist. He was awarded the Los Alamos Living Treasures Award in 2003. He is a fellow and/or member of several societies, including the American Academy of Arts and Sciences, the American Chemical Society, the American Physical Society and Sigma Xi and has received honorary degrees from several universities.

In addition, the following individual serves as an executive officer of Trinity and Los Alamos National Bank:

Daniel Bartholomew. Mr. Bartholomew, age 43, has served as Chief Financial Officer of Trinity and Vice President and Chief Financial Officer of Los Alamos National Bank since February 2003. Mr. Bartholomew has been with Los Alamos National Bank since 1987, serving in a variety of positions, including Teller Supervisor, Assistant Cashier, Cashier and Vice President/Cashier. He is also the Chairman of the Board’s Asset and Liability Management Committee and a member of the ESOP Advisory Board of Trinity Capital Corporation. Mr. Bartholomew serves as Chairman of the Board of Directors for Casa Mesita, Inc. d/b/a Casa Mesita Group Home.

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Item II

Approval of Independent Registered Public Accountants

Shareholders will be asked to ratify the appointment of Moss Adams, LLP as Trinity’s independent registered public accounting firm for the year ending December 31, 2009. If the appointment of Moss Adams is not ratified, the matter of the appointment of independent registered public accounting firm will be considered by the Audit Committee and Board. A representative of Moss Adams is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Accountant Fees. The following are the audit fees, audit related fees, tax fees and other fees billed by Moss Adams for the 2008 and 2007 audits of Trinity’s financial statements.

Accountant Fees
Services Provided	2008	2007
Audit Fees	$ 169,391	$ 170,000
Audit Related Fees	$ 22,500	$ 24,000
Tax Fees	$ 16,500	$ 16,500
All Other Fees	$ -	$ -
Total	$ 208,391	$ 210,500

Audit Fees. The audit services included the review of the consolidated financial statements and internal control over financial reporting, and other services normally performed by independent auditors in connection with statutory and regulatory filings.

Audit Related Fees. The majority of these services related to the audit of Trinity’s ESOP and 401(K) plan and evaluation of compliance with the Sarbanes-Oxley Act of 2002.

Tax Fees. The tax fees billed were for the preparation of Trinity’s federal and state tax returns.

All Other Fees. Moss Adams did not bill for any other services in 2008 or 2007.

Pre-Approval. All audit services, audit related services, tax services and other services performed in 2008 were pre-approved by the Audit Committee. The Committee concluded that the provision of such services by Moss Adams was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee will, going forward, consider annually and, if appropriate, approve the provision of audit and non-audit services by Moss Adams. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of audit and non-audit services which are not encompassed by the Audit Committee’s annual pre-approval and are not prohibited by law.

The Audit Committee discussed with Moss Adams the firm’s independence from Trinity and its management, including the matters in the written disclosures required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee. The Committee concluded that Moss Adams is independent from Trinity and its management.

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The Board unanimously, and with the recommendation of the Audit Committee, recommends a vote “for” the approval of Moss Adams, LLP as Trinity’s independent registered public accounting firm for the year ending 2009.

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Item III

Approval of an Advisory Resolution

Approving the Compensation of

Trinity’s Named Executive Officers

Trinity’s compensation program is intended to attract, motivate, reward and retain the management talent required to achieve Trinity’s corporate objectives and increase shareholder value. Trinity believes that its compensation policies and procedures are strategically aligned with its long-term business objectives and include discretionary components to ensure a link between executive renumeration and Trinity’s overall performance, thereby aligning executive compensation with the interests of our shareholders. See “Executive Compensation – Compensation Discussion and Analysis.”

As described in the Compensation Discussion and Analysis section on Page xx, under the CPP, Trinity is currently required to provide shareholders with the right to cast an advisory vote on Trinity’s compensation program for its Named Executive Officers (a so-called “Say-on-Pay”) at each annual meeting of shareholders held during the Participation Period. As a result, Trinity is presenting this proposal, which gives the shareholders, the opportunity to endorse or not endorse Trinity’s executive pay program by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of Trinity’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures contained in the 2009 Proxy Statement.”

The Board of Directors urges shareholders to endorse the compensation program for Trinity’s Named Executive Officers by voting “FOR” the above resolution. As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee believes that the executive compensation for 2008 is reasonable and appropriate, is justified by the performance of Trinity in an extremely difficult environment and is consistent with Trinity’s compensation philosophy.

This vote is advisory, meaning that it will not be binding upon the Board of Directors and will not overrule any decision by the Board or Compensation Committee or imply any additional fiduciary duty owed by the Directors. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board unanimously, and with the recommendation of the Compensation Committee, recommends a vote “for” the approval the advisory Resolution on the compensation of Trinity’s Named Executive Officers for 2008.

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Requirements, including Deadlines, for Submission

of Proxy Proposals, Nominations of Directors

and Other Business of Shareholders

Shareholder Nomination Procedure. For a shareholder nominee to be considered for inclusion in Trinity’s proxy statement, the nominating shareholder must file a written notice of the proposed director nomination with Trinity’s Corporate Secretary, not less than 120 days prior to the anniversary of the previous year’s annual shareholder meeting. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

Shareholders may nominate candidates for the Board by following the procedure detailed in Trinity’s bylaws. The following is a summary of the process for shareholder nominations:

•	The shareholder must provide a written statement suggesting an individual as a candidate that includes the information required by Trinity’s bylaws summarized below.
•

The statement must be received by the Corporate Secretary, in the case of an annual meeting, not less than 60 days and not more than 90 days prior to the first anniversary (day and month) of the previous year’s annual meeting and, in the case of a special meeting, not less than 60 days and not more than 90 days prior to the special meeting.

Nominations that are not received at least 120 days prior to the anniversary of the previous year’s annual meeting will not be included in Trinity’s proxy statement but will be presented for a vote at the Annual Meeting.

Each shareholder written statement must set forth: (a) as to each person whom the shareholder proposes to nominate for election as director: (i) the name, age, business address and residential address of such person; (ii) the principal occupation or employment of such person; (iii) The class and number of shares of Trinity’s stock which are beneficially owned by such person on the date of the written statement; and (iv) any other information relating to such person that would be required to be disclosed pursuant to rules and regulations promulgated under the Securities Exchange Act; and (b) as to the nominating shareholder giving the written statement: (i) the name and address, as they appear on Trinity’s books, of the nominating shareholder and the name and principal business address of any other beneficial shareholder known by the nominating shareholder to support such nominee; and (ii) the class and number of shares of stock which are beneficially owned by the nominating shareholder on the date of such written statement and the number of shares owned beneficially by any other record or beneficial shareholders known by the nominating shareholder to be supporting such nominee on the date of such written statement.

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Any deficiencies in a notice of shareholder nomination will be noted by the Corporate Secretary and the nominating shareholder will be informed and provided an opportunity to cure the defect, if possible. The presiding officer will determine whether a nomination was timely made and will make that determination at the shareholders meeting.

No shareholder nominations were received by the Corporate Secretary as of March 16, 2009. The Nominating and Corporate Governance Committee has not retained or paid any third parties to assist in the identification of nominees. All of the nominees approved by the Nominating and Corporate Governance Committee for inclusion in this Proxy Statement and listed on the Proxy Card are incumbent directors standing for re-election. Shareholder nominations for the 2010 Annual Meeting must be received by Trinity’s Secretary not later than January 21, 2010 for inclusion in the Proxy Statement and no earlier than February 20, 2010 and no later than March 23, 2010 to be voted upon at the 2010 Annual Meeting.

Other Shareholder Proposals. Under Trinity’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to Trinity’s Corporate Secretary. To be considered for inclusion in Trinity’s proxy statement and form of proxy for Trinity’s 2010 Annual Meeting of Shareholders, shareholder proposals must be received by Trinity’s Corporate Secretary, at the above address, no later than January 21, 2010, and must otherwise comply with the notice and other provisions of Trinity’s bylaws, as well as Securities and Exchange Commission rules and regulations.

For proposals to be otherwise brought by a shareholder and voted upon at an annual meeting, the shareholder must file written notice of the proposal (containing certain information specified in the bylaws about the shareholder and the proposed action) to Trinity’s Corporate Secretary no less than 60 days prior to the first anniversary of the preceding year’s annual meeting. For Trinity’s 2010 Annual Meeting of Shareholders, such proposal must be filed with Trinity’s Corporate Secretary not later than March 23, 2010.

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PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

TRINITY CAPITAL CORPORATION TO BE HELD ON MAY 21, 2009

The undersigned hereby appoints Jill Cook and Tim Doyle, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of shareholders, to be held at the Hilltop House Hotel located at 400 Trinity Drive, Los Alamos, New Mexico, on the 21st day of May 2009 at 6:00 p.m., or any adjournments or postponements of the meeting, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as follows:

ITEM I.	ELECTION OF DIRECTORS:

FOR all nominees ☐	FOR only nominees as marked below ☐ Jeffrey F. Howell ☐ Arthur B. Montoya, Jr. ☐ Stanley D. Primak	WITHHOLD AUTHORITY to vote for all nominees ☐

ITEM II.	RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS, LLP as Trinity's independent public accountants for the year ending December 31, 2009:

For ☐	Against ☐	Abstain ☐

ITEM III.	TO APPROVE THE ADVISORY RESOLUTION on the compensation of Trinity’s Named Executive Officers:

For ☐	Against ☐	Abstain ☐

OTHER ITEMS: In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements of the meeting.

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THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED UNDER ITEM I, "FOR" ITEM II AND "FOR" ITEM III.

Dated:____________________________, 2009

Signature(s) ____________________________________________________________________

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON THE LABEL ABOVE. ALL JOINT OWNERS OF SHARES MUST SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN SIGNED PROXY CARD IN THE ACCOMPANYING ENVELOPE

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